Exhibit 10.1

Dated 2 May 2007

BLOCKBUSTER UK LIMITED

and

THE GAME GROUP PLC

AGREEMENT

for the sale and purchase

of the entire issued share capital

of Games Station Limited

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Ref: MJW/RSP/MIT2.40a/108022.00003

Table of Contents

1.	Definitions and Interpretation	1
	Defined terms	1
	Interpretation	7
2.	Sale and purchase	9
	Obligation to sell and purchase	9
	Dividends and distributions	9
	Waivers of pre-emption	9
3.	Consideration	9
	Consideration subject to adjustment	9
	Consideration	9
	Reduction in consideration	10
4.	Completion	10
	Completion meeting	10
	Effect of Completion	11
	Pending registration	11
	Company records etc.	11
5.	Post Completion Adjustment	12
6.	Warranties	14
	Buyer Warranties	14
	Seller Warranties	15
	Information supplied by the Company and Subsidiary	15
	Limitations on liability	15
	Exclusions from clause 6	15
7.	Protection of goodwill and trade secrets	15
	Non-Competition	15
	Severability of covenants	17
8.	Restricted Stock Plan and Non-Qualifying Stock Options	17
9.	Completion Bonuses	18
10.	Buyer’s Indemnity	18
11.	Concession Stores	19
	Concession Store Agreement Termination	19
	Concession Store Employees	20
12.	Intellectual Property Matters	22
13.	Third party rights	22
14.	Further assurance	22
15.	Confidentiality; announcements	23
	Prohibition on disclosure	23
	Announcements	23
16.	Assignment	23
	No assignment without consent	23
	Successors in title	24

(i)

17.	Waiver; variation; invalidity	24
	No waiver by omission, delay or partial exercise	24
	Waivers and variations to be in writing	24
	No unreasonable withholding or delay	24
	Invalidity	24
18.	Costs and expenses	25
	Payment of costs	25
	Company and Subsidiary to pay no costs	25
19.	Payments	25
20.	Entire agreement and financial promotion	25
	This Agreement	25
	Entire agreement	25
	Financial Promotion	25
	Other remedies	26
	Fraud	26
21.	Counterparts	26
22.	Whether time is of the essence	26
23.	Notices	26
	Form of notices	26
	Address and facsimile	26
	Deemed time of service	27
	Proof of service	28
	Change of details	28
	Non-applicability to Proceedings	28
24.	Governing law and jurisdiction	28
	English law	28
	Courts of England and Wales	28

Schedule 1		29

	Details of the Group Part 1 The Company	29
	Part 2 The Subsidiary	29

Schedule 2		30

	Part 1 Properties	30
	Part 2 Additional Stores	36
	Part 3 Concession Stores	37

Schedule 3		38

	Intellectual Property Part 1 Registered IP	38
	Part 2 Material Unregistered IP	39
	Part 3 Example of tantrum font	39

Schedule 4		40

(ii)

Completion Obligations	40

Schedule 5 Basis for preparation of the Preliminary Adjustment Statement	42

Illustrative Form of Preliminary Adjustment Statement	45

Appendix	45

Schedule 6	46

Warranties Part 1 General	46
Part 2 Tax	61

Schedule 7	66

Limitation of Seller’s liability	66

Schedule 8	72

Relevant Employees of Concession Stores	72

Schedule 9	77

Additional Stores Cost	77

Schedule 10	78

Guarantees and Authorised Guarantee Agreements	78

Schedule 11	79

List of documents in the agreed form	79

(iii)

THIS AGREEMENT is made the 2nd day of May, 2007

BETWEEN

(1)	BLOCKBUSTER UK LIMITED (registered in England and Wales with number 03688793) whose registered office is at Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ (the “Seller”); and

(2)	THE GAME GROUP PLC (registered in England and Wales with number 0875835) whose registered office is at Unity House, Telford Road, Basingstoke, Hampshire, RG21 6YJ (the “Buyer”).

RECITALS

(A)	Details of GAMES STATION LIMITED are set out in Part 1 of Schedule 1 (Details of the Group).

(B)	The Seller has agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares on and subject to the terms and conditions of this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

Defined terms

1.1	In this Agreement:

“2006 Accounts Date” means 31 December 2006;

“2006 Accounts” means the audited balance sheet of the Company and the Subsidiary as at the 2006 Accounts Date and the audited consolidated profit and loss account of the Company and the Subsidiary for the year ended on that date together with the notes and the directors’ report in respect of that period;

“Accounts” means the audited balance sheet of the Company and the Subsidiary as at the Accounts Date and the audited consolidated profit and loss account of the Company and the Subsidiary for the year ended on that date together with the notes and the directors’ report in respect of that period;

“Accounts Date” means 31 December 2005;

“Additional Stores” means the 20 new business premises listed in Part 2 of Schedule 2 that have been or are to be added after 31 December 2006;

“Additional Stores Cost” means the amount expended up to and including 1 May 2007 by the Seller, the Company and its Affiliates for the installation of the Additional Stores as set out in Schedule 9;

“Affiliate” means in relation to any body corporate (i) a parent undertaking of such body corporate; or (ii) a subsidiary undertaking of such body corporate or of any such parent undertaking;

“Agreement” means this Agreement including the Recitals and Schedules, but not the Tax Deed;

“Asset Transfers” means the distribution of fixed assets and inventory of the Concession Stores pursuant to a dividend in specie declared by the Company immediately prior to Completion;

“Blockbuster Shares” means shares in Blockbuster Inc.;

“Branding” has the meaning given in sub-clause 11.3;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the City of London and New York, New York;

“Buyer’s Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London, E14 5JJ;

“CA 85” means the Companies Act 1985;

“Cash” means cash in hand or credited to any account of any Group Company with a financial institution excluding any cash paid to the Company prior to or at Completion pursuant to the terms of this Agreement;

“Cash Balance” means the Cash held by the Group at 11.59 p.m. on 1 May 2007 as determined in accordance with Schedule 5 and as set out in Column G31 of the Final Adjustment Statement;

“Chart-Track Limited” means the company registered in England and Wales with company number 03073596 whose registered office is at 82 Glentham Road, London SW13 9JJ and any successor company;

“Closing Amount” has the meaning given in sub-clause 3.2.1 of this Agreement;

“Company” means the company named in Recital (A);

“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Taxation Authority;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement;

“Completion Bonuses” means (i) the bonuses to be paid by the Seller or any of its Affiliates (other than the Company or the Subsidiary) at Completion to Michael Logue, Jeremy Gerken, Martyn Gibbs and Ryedale Consultancy Limited pursuant to, in the case of Michael Logue, Jeremy Gerken and Martyn Gibbs, letters from the Company to each of them dated 8 August 2006, and, in the case of Ryedale Consultancy Limited, a letter from the Company to it dated 16 January, 2007 and (ii) any amounts (if any) paid by the Seller or any of its Affiliates to the holders (or any of them) of restricted stock units under the Restricted Stock Plan and or non-qualifying options in respect of the surrender of such restricted stock units and/or non-qualifying options;

“Completion Working Capital” means the Working Capital of the Group, as at 11.59 p.m. on 1 May 2007, as set out in Column I of the Final Adjustment Statement;

“Concession Store Agreement” means the concession store agreement dated 8 April 2004 and made between the Company and Blockbuster Entertainment Limited;

“Concession Stores” means the video game stores identified in Part 3 of Schedule 2, operating under the trade name and mark GAMESTATION® at the date of this Agreement;

“Connected Person” means a person connected (within the meaning of section 839 TA 88) with the Seller or any of the directors of any Group Company;

“Consideration” means the consideration payable for the Shares, as specified in clause 3.2 (Consideration);

“Costs” means any cost, loss, damage or expense (including all reasonable legal fees plus VAT thereon);

“Date of Transfer” has the meaning set out in clause 11.6;

“Disclosed” means information fairly disclosed by the Disclosure Documents (and “Disclosure” shall be construed accordingly) with sufficient details to identify the nature and scope of the matter disclosed in the Disclosure Documents;

“Disclosure Documents” means the Disclosure Letter including the general disclosures contained in it and the two identical bundles of documents collated by or on behalf of the Seller, the outside covers of each of which have been signed for identification by or on behalf of the Seller and the Buyer;

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by the Seller to the Buyer;

“Employee Benefit Plan” means any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits of retirement, death or long term ill health for the benefit of any current or former employee of the Company or the employee’s dependants;

“Encumbrance” means any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Environment” means any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

“Environmental and Health and Safety Permits” means any permits, licences, consents, certificates, registrations, notifications or other authorisations, variation, modification or transfer required or issued under any Environmental Laws or Health and Safety Laws for the operation of the business of the Company or in relation to any of the Properties;

“Environmental Laws” means all or any applicable international, European, national or local, civil or criminal law, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal and guidance notes which are legally binding and in force at the date of this Agreement that have as a primary purpose the protection of the environment or the provision of remedies in respect of harm or damage to the Environment;

“Estimated Purchase Price” has the meaning set out in clause 4.2 of this Agreement;

“Event” means any act, omission, occurrence, transaction or circumstance (including Completion);

“Final Adjustment Statement” has the meaning given in clause 5.1.4.

“FRS” means a financial reporting standard in force at the date of this Agreement as issued by the Accounting Standards Board Limited;

“GAAP” means FRSs, SSAPs, the legal principles set out in Schedules 4 and 4A CA 85, rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the Accounting Standards Board Limited;

“Group” means collectively the Company and the Subsidiary (and “Group Company” shall be construed accordingly);

“Harm” means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

“Health and Safety Laws” means all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the health and safety of any person, including the Health and Safety at Work etc. Act 1974, the Control of Asbestos at Work Regulations 2002 and the Construction (Design and Management) Regulations 1994;

“Indebtedness” means the aggregate amount (expressed as a positive number) payable by members of the Group as at 11.59 p.m. on 1 May 2007 in respect of all monies borrowed by such members (including, for the avoidance of doubt, under any loan from any member(s) of the Seller’s Group or Connected Person) whether under normal commercial lending terms, upon the issue of bills, bonds, notes, loan stock or by way of deferred consideration in relation to any acquisition of a business or entity, determined in accordance with Schedule 5 and as set out in Column K31 of the Final Adjustment Statement;

“Intellectual Property Rights” means patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other rights to or interests in intellectual property, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“IP Assignment” means the deed of assignment in the agreed form to be entered into at Completion by Blockbuster Inc. and the Company in respect of the G-GEAR and G-WEAR marks;

“IP Licence” means the licence agreement in the agreed form to be entered into at Completion by Blockbuster Inc. and the Company in respect of the TRADE STATION and TRADESTATION marks;

“IT Contracts” means all material arrangements and agreements under which any third party (including without limitation any member of the Seller’s Group and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements;

“IT System” means all material computer hardware (including network and telecommunications equipment) and software (including without limitation all computer programs in both source and object code form, associated preparatory materials, user manual and other related documentation) owned, used, leased or licensed by or to the Company or the Subsidiary;

“Leases” means the leases and subleases relating to the Properties;

“Management Accounts” means the the unaudited consolidated profit and loss account of the Group in respect of the thirteen week period ended 1 April 2007;

“Material Contract” means (a) any individual contract or group of related contracts, other than purchase orders entered into in the ordinary course of business, that involve commitments to make capital expenditures or commitments to purchase goods or services by the Company from any one person during the period of 12 months from the date of this Agreement under which the undelivered balance of such goods or services has a purchase price in excess of £100,000; (b) any individual contract or group of related contracts, other than sales orders entered into in the ordinary course of business, that involve commitments to sell goods or services by the Company during the period of 12 months from the date of this Agreement and under which the undelivered balance of such goods or services has a sale price in excess of £100,000; and (c) contracts relating to the borrowing of money by the Company, to the granting by the Company of an Encumbrance on any of its assets (other than retention of title provisions and Encumbrances of similar effect arising in the ordinary course of business), or any guarantee by the Company of any obligation in respect of borrowed money or otherwise; provided that in no event shall “Material Contracts” include contracts of employment or Leases.

“Parties” means the Buyer and the Seller (and “Party” shall be construed accordingly);

“PAYE” means the Pay-As-You-Earn mechanism used to withhold any employee taxation or employee’s National Insurance contributions;

“Permits” means any permits, authorisations, licences or consents required to carry on the business of the Group in compliance with Environmental Laws or Health and Safety Laws;

“Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business, (b) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business and under which the Company is not in default; and (c) retention of title provisions in supplier standard terms and conditions;

“Previously-owned Land and Buildings” means land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or the Subsidiary, but which are no longer owned, occupied or used by the Company or the Subsidiary;

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

“Properties” means the properties of which short particulars are set out in Part 1 of Schedule 2 (Properties) and the expression “Property” shall mean, where the context so admits, any one or more or any part of such properties;

“Registered IP” means the Intellectual Property Rights owned, used or exploited by the Group and listed in Part 1 of Schedule 3 (Intellectual Property);

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Regulatory Requirements” means any applicable requirement of law, the United States Securities and Exchange Commission, the UK Listing Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers or of any person who has regulatory authority which has the force of law in any relevant jurisdiction;

“Relevant Claim” means any claim against the Seller for breach of the Warranties, and any other claim (whether in contract, tort or otherwise) against the Seller arising out of any of the other provisions of this Agreement;

“Relevant Employees of the Concession Stores” means all employees of the Company who are assigned (other than on a temporary basis) to work wholly or mainly in or in connection with the operation of any one of the Concessions Stores immediately before the Date of Transfer (or who would have been so employed had they not been unfairly dismissed for a reason connected to the transfer) as more particularly listed in Schedule 8;

“Restricted Stock Plan” means the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan;

“Seller Group” means the Seller and its Affiliates;

“Seller’s Solicitors” means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD (Ref. RSP/MJW/MIT2.40a/108022.00003);

“Senior Employee” means any employee of the Company whose annual salary exceeds £50,000 or any consultant engaged by the Company whose annual compensation exceeds £50,000;

“Shares” means the 1,000,000 fully-paid issued ordinary shares of £1.00 each in the capital of the Company;

“SSAP” means a statement of standard accounting practice in force at the date of this Agreement as adopted by the Accounting Standards Board Limited;

“Stores” means the 219 video game stores, located in the Properties, operating under the trade name and mark GAMESTATION® as of and since 31 December 2006;

“Subsidiary” means the Subsidiary of the Company named in Part 2 of Schedule 1 (Details of the Group);

“TA 88” means the Income and Corporation Taxes Act 1988;

“Taxation” or “Tax” means:

(a)	all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities chargeable in the United Kingdom or elsewhere; and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above or any late or incorrect return in respect of any Taxation within (a) above;

“Taxation Authority” means HM Revenue and Customs, the Department of Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation in the United Kingdom or elsewhere;

“Tax Deed” means the deed in the agreed form containing certain Taxation covenants between the Seller and the Buyer;

“Tax Warranty” means the tax warranties set out in Part 2 of Schedule 6;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Transaction Documents” means collectively this Agreement and each other agreement, instrument and document required to be executed and delivered in accordance herewith including the Tax Deed;

“Unregistered IP” means Intellectual Property Rights owned, licensed, used or exploited by the Group other than Registered IP;

“VAT” means value added tax;

“VATA” means the Value Added Tax Act 1994;

“Video Game Hardware” means all video game consoles and video games handheld hardware (excluding peripherals) and other than pre-owned, used, ex rental, pre-played or traded-in video game consoles or handheld hardware;

“Video Game Software” means all PC games and video games software other than pre-owned, used, ex rental, pre-played or traded-in games;

“Warranties” means the warranties set out in clause 6 (Warranties) and Schedule 6 (Warranties);

“Warranty Claim” means any claim against the Seller for breach of the Warranties;

“Working Capital” means the working capital of the Company determined in accordance with Schedule 5 as set out in column I31 of the Final Adjustment Statement; and

“Working Capital Target” means £7,400,000.

Interpretation

1.2	In interpreting this Agreement:

1.2.1	reference to any document as being “in the agreed form” means that it is in the form agreed between the Seller and the Buyer and signed for the purposes of identification by or on behalf of the Seller and the Buyer.

1.2.2	where any statement is qualified by the expression “so far as the Seller is aware” or by reference to the knowledge, awareness or belief of the Seller or by an expression of similar import, that statement shall be deemed (except where otherwise expressly provided to the contrary) to be given only on the basis of matters which are within the actual knowledge of Michael Logue, Jeremy Gerken, Martyn Gibbs or John Whitworth (none of whom has made any additional enquiry of any other person) at the date of this Agreement.

1.2.3	the table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Agreement.

1.2.4	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

1.2.5	the words “other”, “include” and “including” do not connote limitation in any way.

1.2.6	references to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified); and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified); and references to this Agreement include the Schedules.

1.2.7	references to any statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that treaty, statute, statutory provision, directive or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or legislation PROVIDED ALWAYS THAT the liability of the Seller shall not be increased by any such amendment, extension, re-enactment, consolidation or replacement made after the date of this Agreement.

1.2.8	words and expressions defined in the Tax Deed shall (to the extent they are not inconsistent with this Agreement) bear the same meanings in this Agreement.

1.2.9	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.2.10	any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but not e-mail).

1.2.11

any amount expressed in pounds sterling shall, to the extent that it requires in whole or in part to be expressed in any other currency in order to give due effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be Barclays Bank plc’s spot rate for the purchase of that currency with sterling at the time of the deemed conversion.

1.2.12	references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.2.13	Notwithstanding anything in this Agreement to the contrary, no amount shall be (or is intended to be) included, in whole or in part (either as an increase or as a reduction), more than once in the calculation of (including any component of) any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or as a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.

1.3	The expressions “subsidiary”, “holding company”, “body corporate”, “parent undertaking” and “subsidiary undertaking” shall have the meanings respectively given to them in CA 85.

2.	Sale and purchase

Obligation to sell and purchase

2.1	Subject to the terms of this Agreement, the Seller shall sell the Shares with full title guarantee free from all Encumbrances to the Buyer and the Buyer shall purchase the Shares accordingly.

Dividends and distributions

2.2	The Shares shall be sold with the benefit of all rights attaching to them as at the date of this Agreement, including the right to receive all dividends and distributions declared, paid or made by the Company after the date of Completion.

Waivers of pre-emption

2.3	The Seller waives all rights of pre-emption and any other restrictions on transfer over any of the Shares conferred on it either by the articles of association of the Company or in any other way and shall procure that all such rights conferred on any other persons in respect of the Shares are waived no later than Completion so as to permit the sale and purchase of the Shares.

3.	Consideration

Consideration subject to adjustment

3.1	The consideration for the sale of the Shares shall be subject to adjustment as provided in clause 5 (Adjustment of Consideration).

Consideration

3.2	The Consideration for the sale of the Shares shall be:

3.2.1	a cash payment of £74,000,000 (the “Closing Amount”);

3.2.2	(i) plus, the amount (if any) by which the Completion Working Capital exceeds the Working Capital Target, or (ii) minus, the amount (if any) by which the Completion Working Capital is less than the Working Capital Target;

3.2.3	plus the Additional Stores Cost;

3.2.4	plus the Cash Balance; and

3.2.5	minus the Indebtedness,

provided that the Consideration shall not exceed £100 million

Reduction in consideration

3.3	Any payment made by the Seller in respect of a breach of any of the Warranties or under the Tax Deed, or any other payment made by it pursuant to this Agreement, shall (and shall be deemed to) reduce the price paid for the Shares under this Agreement by a matching amount.

4.	Completion

Completion meeting

4.1	Subject to sub-clause 4.3, Completion shall take place at the offices of the Seller’s Solicitors (or wherever else and at whatever time the Parties agree in writing) immediately after the execution of this Agreement.

4.2	At Completion:

4.2.1	the Parties shall perform their respective Completion obligations set out in Schedule 4 (Completion Obligations); and

4.2.2	the Buyer shall pay to the Seller’s Solicitors by electronic transfer of funds for same day value £76,000,000 which is equal to the aggregate of:

(a)	the Closing Amount;

(b)	plus the Additional Stores Cost; and

(c)	plus £1,712,410

(the “Estimated Purchase Price”) on account of the Consideration payable under clause 3.2.

4.3	If in any respect material to the other Party the provisions of paragraph 1 of Schedule 4 (Completion Obligations) are not complied with on the day of the Completion meeting by the Seller or the provisions of paragraph 2 of Schedule 4 (Completion Obligations) are not complied with on the day of the Completion meeting by the Buyer respectively, the other Party will not be obliged to complete this Agreement and may immediately by written notice:

4.3.1	defer Completion to a date not more than 28 days after the date set by sub-clause 4.1 (Completion) (and so that the provisions of sub-clauses 4.1 and 4.2 shall apply to the deferred meeting with all necessary modifications);

4.3.2	without prejudice to its rights under this Agreement, proceed so far as practicable with the transactions contemplated by this Agreement (provided that if the Buyer exercises its rights pursuant to this clause 4.3.2, completion of the purchase of some of the Shares does not affect the Buyer’s rights in connection with the others); or

4.3.3	waive all or any of the requirements contained in paragraph 1 or paragraph 2 of Schedule 4 (Completion Obligations) (as the case may be) at its discretion.

4.4	The transfers and deliveries provided for in Schedule 4 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Schedule 4 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and Completion shall be effective as of 11.59 p.m., London time, on 1 May 2007.

Effect of Completion

4.5	Notwithstanding Completion:

4.5.1	each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance;

4.5.2	the Warranties; and

4.5.3	all covenants and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

Pending registration

4.6	The Seller declares that for so long as it remains the registered holder of any of the Shares after Completion, it will:

4.6.1	hold those Shares and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, in trust for the Buyer and the Buyer’s successors in title; and

4.6.2	at all times deal with and dispose of those Shares, and all such dividends, distributions and rights attaching to them, as the Buyer or any such successor may direct.

Company records etc.

4.7

During the first year following Completion, the Seller will (on reasonable prior notice and at the Buyer’s expense) provide the Buyer with copies of all information in tangible form relating to the Group’s business which belonged to the Seller at Completion and after Completion remains in its possession or under its control (but not the Buyer’s); provided that in the case of information that pertains to both the Company, and any of the Seller and the Seller’s Affiliates, the Seller shall only be required to provide to the Buyer such materials to which the Company is specifically a party, is specifically bound or from which it specifically receives benefits. During the first two years following Completion, the Seller will (on reasonable prior notice and at the Buyer’s expense) provide the Buyer with all information known to the Seller in relation to the Group if it is required for the purposes of complying with any applicable legal or regulatory requirements.

5.	Post Completion Adjustment

5.1

5.1.1	Within 45 days after the date of Completion, the Buyer shall cause to be prepared and delivered to the Seller its good faith a calculation, based on the books and records of the Company, of the Completion Working Capital, Indebtedness and Cash Balance, as of Completion (the “Preliminary Adjustment Statement”), in the form set out in Schedule 5 and, based on such calculation, the Buyer’s written calculation of the adjustment necessary to reconcile the Estimated Purchase Price to the Consideration (the “Preliminary Post-Completion Adjustment”). The Seller shall co-operate with the Buyer with regard to the preparation of the Preliminary Adjustment Statement and provide the Buyer and its representatives, advisers and agents with reasonable access to, upon reasonable notice and during ordinary business hours, its books and records and employees, wherever located, for the purposes of preparing the Preliminary Adjustment Statement and Preliminary Post-Completion Adjustment. The Preliminary Adjustment Statement shall be prepared as of 11.59 p.m., London time, on 1 May 2007 consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Estimated Completion Working Capital, Estimated Indebtedness and Estimated Cash Balance and in accordance with this Agreement, including Schedule 5, including, without limitation, with respect to inventory valuation.

5.1.2	The Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment and, if the Seller reasonably believes that either was not prepared in accordance with sub-clause 5.1.1 or that there was a mathematical error, the Seller shall so notify the Buyer in writing no later than the 15th Business Day after the Seller’s receipt thereof, setting forth in such notice the Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Completion Adjustment and the specific changes or adjustments that the Seller claims are required to be made thereto in order to conform the same to the terms of this Agreement. Any notice of objection delivered pursuant to this sub-clause 5.1.2 shall specify in reasonable detail the nature of any disagreement so asserted.

5.1.3

If the Seller notifies the Buyer of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Completion Adjustment pursuant to sub-clause 5.1.2 and if the Buyer and the Seller are unable to resolve such dispute through good faith negotiations within 15 Business Days after the Seller’s delivery of such written notice of objection, or within a mutually agreed to extended time period, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the London office of Deloitte (the “Independent Accountants”); provided, however, that if the London office of Deloitte informs either the Buyer or the Seller of its unwillingness to so serve (the “Decline Date”), then within 10

Business Days after the Decline Date, each of the Buyer and the Seller may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate the Independent Accountant, and the decision of the President for the time being of the Institute of Chartered Accountants in England and Wales shall be final and binding. The Independent Accountant shall not act as arbitrator, but as independent expert. The Buyer and the Seller will enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountants under this sub-clause 5.1.3. The Independent Accountants shall determine and report in writing to the Buyer and the Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment within 15 Business Days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the Buyer and the Seller (save in the event of manifest error (when a relevant part of that determination shall be void and the matter shall be remitted to the Independent Accountants for correction). The Independent Accountants shall limit their review only to the disputed items submitted to the Independent Accountants, and the final determination of each such dispute shall be within a range between and including the lower figure submitted to the Independent Accountants by either the Buyer or the Seller and the higher figure submitted to the Independent Accountants by the other party. The Buyer and the Seller shall each make readily available to the Independent Accountants all relevant work papers and books and records relating to the Company as are requested by the Independent Accountants and shall use commercially reasonable efforts to cooperate with the Independent Accountants in resolving any disputed matters. Subsequent to Completion, the Buyer shall co-operate with the Seller with the regard to the Sellers enquiries made pursuant to sub-clauses 5.1.2 and this sub-clause 5.1.3 and provide the Seller and its representatives, advisors and agents with reasonable access to, upon reasonable notice and during ordinary business hours, the financial books and records and employees of the Company, wherever located, for the purposes of reviewing any issues that are in dispute by the Parties. Each of the Buyer and the Seller shall bear its own costs and expenses incurred in connection with this sub-clause 5.1.3; provided, however, that the fees (including VAT) and disbursements of the Independent Accountants shall be borne as the Independent Accountant shall direct or, in the absence of such direction, shared equally by the Buyer, on the one hand, and the Seller, on the other hand.

5.1.4	The Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Completion Adjustment,” respectively, and as such shall become final, binding and conclusive upon the Buyer and the Seller for all purposes of this Agreement, upon the earliest to occur of the following:

(a)	the mutual acceptance by the Buyer and the Seller of the Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by the Seller and consented to by the Buyer;

(b)	the expiration of 15 Business Days after the Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment, respectively, without timely written objection thereto by the Seller in accordance with sub-clause 5.1.2; and

(c)	the delivery to the Buyer and the Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to 5.1.3, with the Final Adjustment Statement and Final Post-Completion Adjustment giving effect to such determination.

5.1.5	If the Consideration exceeds the Estimated Purchase Price, then Buyer shall pay the amount of the difference to the Seller. If the Consideration is less than the Estimated Purchase Price, then the Seller shall pay the difference to the Buyer. Payments to the Seller pursuant to this sub-clause 5.1.5 shall be by wire transfer of immediately available funds to the Seller’s Solicitors, and payments to the Buyer pursuant to this sub-clause 5.1.5 shall be by wire transfer of immediately available funds to an account designated by the Buyer. Payments pursuant to this sub-clause 5.1.5 shall be made no later than three Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Completion Adjustment become the Final Adjustment Statement and the Final Post-Completion Adjustment, respectively, pursuant to sub-clause 5.1.4 (the “Payment Date”).

5.1.6	Subject to clause 5.1.7, nothing in this clause 5 shall entitle a Party or the Independent Accountants access to any information or document which is protected by legal professional privilege or litigation privilege or which has been prepared by the Buyer or Seller or their respective accountants or other professional advisers for the purposes of assessing the merits of any claim or argument.

5.1.7	Neither the Buyer nor Seller shall be entitled to refuse to supply such part or parts of documents that contain facts on which a relevant claim or argument in respect of this sub-clause 5.1 is based.

5.1.8	The Buyer shall pay to the Seller interest at the rate equal to seventy basis points above the Bank of England Base Rate on all amounts payable by the Buyer to the Seller (if any) pursuant to clause 5.1.5 from the date of Completion up to and including the Payment Date calculated on a day to day basis (on the basis of a 365 day year) for so long as such amount remains unpaid.

5.1.9	If the Buyer fails to pay the Seller any amount due on the Payment Date the Buyer shall (without prejudice to all other rights and remedies of the Seller in respect of such failure) pay to the Seller interest at the rate equal to the Barclays Bank base rate plus 4 per cent per annum over the base rate per annum on such overdue amount from the date of such failure up to the date of actual payment calculated on a day to day basis (on the basis of a 365-day year) for so long as such amount remains unpaid.

6.	Warranties

Buyer Warranties

6.1	The Buyer warrants to the Seller that:

6.1.1	it is a company duly incorporated and validly existing under the laws of England and Wales; and

6.1.2

it possesses all requisite power and authority to execute, deliver and perform this Agreement, and each other Transaction Document to which the Buyer is a party. The execution, delivery and performance by the Buyer of this Agreement, and each other Transaction Document to which the Buyer is a party, have been duly authorised by all necessary action of the Buyer and no other action on the part of the Buyer is necessary to authorise the execution and delivery by the Buyer of this Agreement or the Transaction Documents to which it is a party.

Seller Warranties

6.2	The Seller warrants to the Buyer in the terms set out in Schedule 6 (Warranties) in relation to the Company and the Subsidiary as at the date of this Agreement. Each of the Warranties set out in the separate paragraphs of Schedule 6 (Warranties) shall be separate and independent.

Information supplied by the Company and Subsidiary

6.3	The Seller undertakes to the Buyer to waive any and all claims which it might otherwise have against the Company, the Subsidiary and/or their respective officers, employees, agents, consultants or any of them in respect of any information supplied to them by or on behalf of the Company and/or the Subsidiary in connection with the Warranties, the Tax Deed and/or the information Disclosed except insofar as the Seller has been fraudulently, dishonestly, or wilfully misled by any such officer, employee, agent or consultant or through any such persons otherwise acting in bad faith.

Limitations on liability

6.4	The Buyer confirms and acknowledges that the Seller makes no warranty in respect of the Concession Stores or the Relevant Employees of the Concession Stores or any matter connected thereto and, save as provided for in clauses 11.5 and 11.9, the Buyer shall not make any claim against the Seller or its Affiliates in respect thereof.

6.5	The Seller’s liability in respect of any claim in relation to this Agreement shall be limited as provided in Schedule 7 (Limitation of Seller’s liability) and as specifically provided for in the Tax Deed provided that such limitations shall not apply in relation to the Warranties set out in paragraphs 1 (Organisation), 2 (Authority), and 3 (Ownership of Shares), of Part 1 of Schedule 6 (Warranties).

Exclusions from clause 6

6.6	Notwithstanding any other provision of this Agreement, the provisions of this clause 6 and Schedule 7 (Limitation of Seller’s liability) shall not apply to any claim made against the Seller in the case of any fraud on the part of the Seller.

7.	Protection of goodwill and trade secrets

Non-Competition

7.1	Subject to clause 7.3, the Seller undertakes to the Buyer, for itself and as agent on behalf of the Company, that it will not do, and will procure that its Affiliates do not do, any of the following things during the period starting on the date of this Agreement and ending on 31 January 2009:

7.1.1	sell Video Game Hardware and/or Video Game Software in Great Britain; and

7.1.2

directly or indirectly solicit, contact with a view to his engagement or employment or actually engage or employ, any person who was a director, officer, employee or manager of the Company at any time during the twelve months prior to the date of this Agreement in any such case where the person in question occupies a senior or managerial position, or has material confidential information or would be in a position to exploit the trade connections of the Company except where the person in question has responded to general recruitment advertising not specifically directed at such person.

7.2	The Seller undertakes to the Buyer, for itself and as agent on behalf of the Company, that it will not, and will procure that its Affiliates do not, during the period starting on the date of this Agreement and ending on the second anniversary of the date of this Agreement sell Video Game Hardware and/or Video Game Software, in Great Britain under branding other than ‘Blockbuster’.

7.3	Nothing in clause 7.1 shall prevent the Seller and/or its Affiliates from selling Video Game Hardware and Video Game Software in the Seller’s own brand stores in Great Britain or by way of an own brand on-line platform, provided that the Seller’s market share of either the Video Game Hardware market or the Video Game Software market does not exceed 9% until 31 January 2009.

7.4	For the purposes of this clause 7, “market share” shall mean the Seller’s average market share over any 26 week period of the Video Game Hardware or the Video Game Software markets (as the case may be) in Great Britain as reported by Chart-Track Limited; provided always that in the event that the number of market participants contributing data to Chart-Track Limited falls or if a new entrant to the market does not contribute data to Chart-Track Limited, the market share permissible shall, to the fullest extent possible, be controlled for such market entry or exit from the Chart-Track Limited pool. Furthermore if Chart-Track Limited no longer exists or stops reporting market share information the Parties shall agree upon and, if available, appoint another provider of equivalent information or, failing which, the parties shall agree in good faith an alternative method of quantifying the relevant market share of the Seller and its Affiliates.

7.5	The Seller and the Buyer agree to use their reasonable endeavours to provide and procure that their Affiliates provide timely and accurate information regarding their respective market shares to Chart-Track Limited for the period from Completion to 31 January 2009.

7.6	After Completion and up to 31 January 2009, the Seller shall provide the Buyer with a notice stating that it is complying with the terms of clause 7.3. The first such notice shall be based upon the Chart-Track Limited weekly report for week 31 2007 and published on Saturday 4 August 2007. Thereafter the notice shall be based on the Chart-Track Limited weekly report at thirteen week intervals. The last such notice shall be based on the Chart-Track Limited weekly report for the week ended Saturday January 31 2009. In the event that Chart-Track Limited fails to publish its weekly report the Seller shall provide a notice to the Buyer pursuant to this clause based on its best knowledge and belief. In all cases the notice shall be delivered to the Seller within 5 working days of when the Chart-Track Limited weekly report in question was published or would have been published as the case may be.

7.7	The Seller agrees that the Buyer at any time during the period from Completion until 31 January 2009, may request that the Seller provide the Buyer’s Solicitors’ with certified copies of the weekly report from Chart-Track Limited with respect to the Seller and its Affiliates and relating to sales of Video Games Hardware and Video Game Software in Great Britain on which the notice in 7.6 was based.

7.8	The Buyer will instruct the Buyer’s Solicitors that the information provided pursuant to clause 7.7 will be provided on a strictly confidential outside counsel only basis and that the Buyer’s Solicitors may not disclose the information to the Buyer but may only report whether the Chart-Track Limited information supports the Seller’s notice that it is in compliance with clause 7.3.

Severability of covenants

7.9	Whilst the undertakings in sub-clauses 7.1 to 7.8 (Covenants) are considered by the Parties to be reasonable in all the circumstances, if any provision contained therein, or one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

7.10	The Seller shall use its reasonable endeavours to comply with all reasonable requests for information from the Buyer for the purposes of preparing any merger clearance filing with the Office of Fair Trading (“OFT”) with respect to the purchase of the Company pursuant to this Agreement.

7.11	Subject to applicable regulations and law and without restricting the Seller’s and/or the Seller’s Affiliates’ ability to respond to requests for information by the OFT addressed to the Seller or the Seller’s Affiliates, the Seller will not take any action designed to have the effect of impeding or frustrating clearance by the OFT of the acquisition contemplated by this Agreement.

7.12	The Seller acknowledges that the Buyer may be entitled to the remedy of injunction for an actual breach of this clause 7 but nothing in this clause 7.12 will prejudice the right of the Seller to oppose an application for such a remedy or be construed as the Seller acknowledging or agreeing that such a remedy is appropriate or equitable.

8.	Restricted Stock Plan and Non-Qualifying Stock Options

8.1	If any employee of the Company or the Subsidiary (or any other person from whom the Company or the Subsidiary is required to withhold any employee taxation or employees’ National Insurance contributions under PAYE) becomes entitled at any time to receive Blockbuster Shares under the Restricted Stock Plan (“vesting”) or exercises any non-qualifying stock option, the Seller shall inform the Buyer following the vesting of an award or the exercise of an option of the identity of the relevant employee, the vesting or exercise date, the price paid by the employee (if any) and the market value of Blockbuster Shares acquired and shall provide this information in sufficient time to allow the Buyer to make any PAYE payments within the applicable time limits.

8.2	Subject to sub-clause 8.3 below:

8.2.1	Blockbuster Inc. shall determine the gross gain arising on the date of vesting or the date on which an option is exercised by deducting the aggregate price paid by the employee (if any) from the market value on the date of vesting or exercise of the Blockbuster Shares he receives and shall issue the number of Blockbuster Shares corresponding to the gross gain.

8.2.2	Blockbuster Inc. shall sell or procure the sale of sufficient Blockbuster Shares to enable the payment of income tax at the appropriate rate and employees’ National Insurance contributions on the gross gain to be made and Blockbuster Inc. shall pay the proceeds to the Buyer to enable it to discharge within the applicable time limits any income tax and employees’ National Insurance contributions payable under PAYE on the vesting of the awards or the exercise of the options at any time.

8.2.3	Blockbuster Inc. shall pay to the Buyer an additional amount equal to the employer’s National Insurance contributions due on the vesting of the awards or on the exercise of the options at any time, unless the option holders have previously paid the employer’s National Insurance contributions, in which case the appropriate amount shall be paid using the mechanism set out in sub-clause 8.2.2 above.

8.2.4	Blockbuster Inc. shall then transfer the balance of Blockbuster Shares or pay the balance of the proceeds of sale of such shares to the employee (or any other person entitled to receive them).

8.3	If an employee receives Blockbuster Shares pursuant to the Restricted Stock Plan or on the exercise of a non-qualifying option at any time and provides any member of the Seller Group with a cheque to discharge any income tax and employees’ National Insurance contributions, Blockbuster Inc. shall procure that such amount, less the exercise price, is paid to the Buyer in order to satisfy its obligations to operate PAYE within the applicable time limits.

8.4	Without duplication of the foregoing provisions of this clause 8, the Seller shall indemnify the Buyer in respect of any loss, liability or Tax, including National Insurance contributions, incurred by the Buyer, the Company or the Subsidiary in relation to any restricted stock plan or non-qualifying stock option plan in which any employee, director or former employee or director of the Company or the Subsidiary participated prior to Completion or exercise of any option under any such plan whether such loss, liability or Tax arises before or after Completion.

9.	Completion Bonuses

9.1	The Seller shall or shall cause one of its Affiliates (other than the Company or the Subsidiary) to pay the Completion Bonuses on or prior to Completion (net of all income tax and National Insurance contributions due on such bonuses), and the Seller shall or shall cause one of its Affiliates (other than the Company or the Subsidiary) to pay to the Company on or prior to Completion the amount required in respect of income tax and National Insurance contributions on the Completion Bonuses.

9.2	The Buyer shall procure that amounts paid by the Seller or any of its Affiliates to the Company in respect of income tax and National Insurance contributions on Completion Bonuses shall be used to discharge the income tax and National Insurance liabilities in relation to Completion Bonuses.

10.	Buyer’s Indemnity

10.1	The Buyer agrees from and after Completion to indemnify the Seller in full for and against any and all claims, reasonable costs and expenses (including all legal expenses and other professional fees together with value added tax thereon) and liabilities, whatsoever and howsoever arising, incurred or suffered by the Seller from and after Completion in relation to any of the guarantees and authorised guarantee agreements listed on Schedule 10 to the extent arising from the Buyer’s post-Completion operation of the business of the Company. Notwithstanding the foregoing, the indemnity set forth in this clause 10:

10.1.1	shall cease to have effect in respect of the authorised guarantee agreements on the date on which the Company assigns its interest in the Leases and the Company is released from direct liability under the Lease covenants by virtue of the Landlord and Tenant (Covenants) Act of 1995 and the guarantors are fully and effectively released from any liability;

10.1.2	shall only apply to any claims, reasonable costs, expenses (including without limitation all reasonable legal expenses and other reasonable professional fees together with value added tax thereon) and liabilities arising after Completion and for the avoidance of doubt the indemnity contained in this sub-clause 10.1.2 shall not apply in respect of any antecedent breaches by the Company prior to Completion which have given rise to claims, costs, expenses and liabilities under the guarantees and authorised guarantee agreements after Completion; and

10.1.3	to the extent that the relevant provisions are not inconsistent with this clause 10, the provisions of paragraphs 5 to 12 of Schedule 7 shall apply to the indemnity set out in sub-clause 10.1 as they apply to the indemnities set out in clauses 8.4 and 11.5 mutatis mutandis.

11.	Concession Stores

Concession Store Agreement Termination

11.1	On or prior to Completion the Company and Blockbuster Entertainment Limited shall terminate the Concession Store Agreement and the Group Companies shall terminate any other agreement pursuant to which the Company has rights to occupy any of the Concession Stores.

11.2	On or prior to Completion the entire fixtures, fittings and content of the Concession Stores including the stock, the cash registers and the Cash therein but excluding the branding and signage incorporating the Intellectual Property Rights of the Company shall be the property of the Seller.

11.3	Within 60 days from Completion the Seller shall at its own cost dismantle and remove the branding and signage incorporating the Intellectual Property Rights of the Company (the “Branding”) from the Concession Stores. During the period of 60 days from Completion the Buyer shall procure that the Company for good value received shall permit the Seller and its Affiliates to trade and conduct business using the Branding in the former Concession Stores provided that in that period the Seller undertakes not to, and shall procure that its Affiliates shall not, use the Branding in such a way so as to reduce or diminish the reputation, image or prestige of such Branding. Furthermore for good value received the Buyer shall procure that the Company shall provide a reasonable level of accounting support to the Seller in respect of the former Concession Stores in respect of sales, cash, banking and stock.

11.4	If so directed by the Buyer in writing at Completion the Seller shall procure that any items containing Intellectual Property Rights of a member of the Group that have been dismantled/removed from display in accordance with clause 11.3 shall be returned to the Company at the cost of the Buyer, or if no such direction is given destroyed by the Seller.

11.5

The Seller agrees from and after Completion to indemnify the Buyer and the Company for and against any and all Costs suffered or incurred by reason of any proceeding, claim or demand (“Claims”) with respect to: (i) the operation of any of the Concession Stores prior to Completion; (ii) the Asset Transfer; and (iii) the Concession Store Agreement (including the termination thereof) other than those Costs suffered or incurred by reason of any Claim by any Relevant Employee of the Concession Stores (or their employee representatives) (but without prejudice to the rights of the Buyer and the Company pursuant to clause 11.9)

or any Claims by other persons who previously worked wholly or mainly in or in connection with the operation of any one of the Concessions Stores (or their employee representatives) or any Claim under the Regulations.

Concession Store Employees

11.6	The Seller and the Buyer declare and acknowledge that they each consider that the termination of the concession agreements in relation to the Concession Stores and the subsequent sale by Blockbuster Entertainment Limited of video games and/or consoles in those stores after Completion will amount to a service provision change under the Regulations. As a result the contracts of employment of the Relevant Employees of the Concession Stores will have effect on the termination of such concession agreement (the “Date of Transfer”) as if originally made between each Relevant Employee of the Concession Stores and Blockbuster Entertainment Limited.

11.7	The Buyer will indemnify each of the Seller and Blockbuster Entertainment Limited (and theirs or its agents and nominees) against any Costs suffered or incurred by reason of any proceeding, claim or demand (“Claims”) by any employee who is not a Relevant Employee of the Concession Stores (or their employee representatives) in relation to the operation of the Regulations on the contract of employment, the employment or the termination of employment of any employee of the Company who is not a Relevant Employee of the Concession Stores.

11.8	The Buyer will indemnify each of the Seller and Blockbuster Entertainment Limited (and theirs or its agents and nominees) against any Costs suffered or incurred by reason of any proceeding, claim or demand by any Relevant Employee of the Concession Stores (or their employee representatives) to the extent that it arises from any failure by the Seller and/or Blockbuster Entertainment Limited and/or the Company to comply with their obligations under regulations 13 and 14 of the Regulations. The Seller will notify the Buyer in the event that there are any actual or threatened claims which may give rise to the application of this indemnity and will consult with the Buyer with a view to the Buyer and the Seller acting in co-operation to assist the Seller to comply with its obligations under clause 11.13.2 below.

11.9	In the event that any person designated as a Relevant Employee of the Concession Stores asserts that his employment has not transferred to Blockbuster Entertainment Limited all parties will maintain the position that such individuals have transferred pursuant to the Regulations with the aim of persuading such employee to acknowledge the transfer of his/her employment to Blockbuster Entertainment Limited and in the event that such employee continues to refuse to acknowledge the transfer of their employment to Blockbuster Entertainment Limited and an employment tribunal determines that such employees employment has not transferred pursuant to the Regulations, the Seller shall indemnify the Buyer and the Company in respect of each Cost which it may sustain by reason of any Claims in connection with that employee’s contract of employment and that employee’s employment and any constructive dismissal liability for refusing to acknowledge such claimed employment with the Company or arising as a consequence of any non compliance with an order from an employment tribunal for re-engagement or reinstatement.

11.10	The indemnity contained in Clause 11.9 above is subject to the following conditions:

11.10.1

In the event of any claim made by a Relevant Employee of the Concession Stores which may be covered by the indemnity under clause 11.9 Blockbuster Entertainment Limited shall resist such claims in the name of the Company and/or any Group Company and shall take conduct of any negotiations

(including any settlement proposals if applicable), proceedings or appeals incidental to it and to use professional advisers nominated by the Seller. Accordingly, if the Buyer and/or the Company becomes aware from time to time of any claim by a Relevant Employee of the Concessions Stores that the Regulations did not operate so as to transfer their employment to Blockbuster Entertainment Limited (a “Non Transfer Claim”) the Buyer shall, and shall procure that each relevant Group Company shall:

(a)	within 14 days of becoming so aware give notice of, and consult with the Seller in respect of, the Non Transfer Claim;

(b)	if so requested by the Seller take all reasonable steps or proceedings as the Seller may reasonably consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Non Transfer Claim;

(c)	upon receipt of reasonable notice provide the Seller and its agents with access to and to inspect and take copies of all books, correspondence and records of the relevant Group Company necessary for the proper conduct of the Non Transfer Claim provided that in no circumstances shall the Buyer or any Group Company be required to make available any documents or records which are legally privileged or which are subject to restricted disclosure in accordance with the Data Protection Act 1998;

(d)	request and use its reasonable endeavours to ensure that the personnel of the relevant Group Company provide statements and proofs of evidence, and attend at any trial or hearing to give evidence or otherwise, and provide similar assistance to enable the Seller to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Non Transfer Claim provided that the Seller shall reimburse the relevant Group Company or relevant personnel (as directed by the relevant Group Company) for all out of pocket expenses properly incurred in connection with such assistance;

(e)	except with the Seller’s prior written consent, not concede that there was no transfer pursuant to the Regulations or admit liability in respect of, or compromise or settle, the Non Transfer Claim.

11.10.2	The Seller shall be responsible for all costs incurred in connection with the conduct of a Non Transfer Claim and the cost of any settlement (if applicable) prior to any employment tribunal decision and shall indemnify the Company and the Buyer for any Costs incurred by the Company or the Buyer arising from any failure by the Seller to comply with its obligations under this clause 11.10.2.

11.11	The Seller and Blockbuster Entertainment Limited acknowledge and agree that the information the Company has provided pursuant to Regulation 11 of the Regulations was provided whilst the Company was under the control of the Seller and is sufficient to enable it to fully assess and comply with the liabilities and obligations arising in respect of the Relevant Employees of the Concession Stores.

11.12	The Seller will indemnify the Buyer and the Company against any Costs incurred as a result of the Seller or Blockbuster Entertainment Limited bringing proceedings pursuant to Regulation 12 of the Regulations in connection with the Company’s obligations pursuant to Regulation 11 of the Regulations.

11.13	The indemnity contained in Clause 11.8 above is subject to the following conditions:

11.13.1	a maximum cap on liability of £750,000;

11.13.2	the Seller, and the Seller procuring that Blockbuster Entertainment Limited use their reasonable endeavours following the date of this Agreement to seek to minimise the commercial risk of any claims (it being acknowledged by both parties that there is no way to minimise the legal risks of the claims being well founded given that no information or consultation will be undertaken prior to the date of transfer) being brought and to seek to minimise the level of Costs incurred by the Buyer or the Company under Clause 11.8 provided always that nothing in this sub clause will restrict Blockbuster Entertainment Limited from acting in its best interests.

11.14	Save for paragraphs 3.3, 5, 6 and 7 the provisions of Schedule 7 shall not apply to the indemnities set out in sub-clauses 11.8 to 11.13.

12.	Intellectual Property Matters

12.1	The Company currently uses a font referred to as “tantrum” font in its marketing materials an example character of which is depicted in Schedule 3, Part 2. It is acknowledged and agreed that the Seller and its Affiliates also use such font, and that neither the Company and its Affiliates, on one hand, nor the Seller and its Affiliates, on the other hand, will have any liability to, or claim or objection of any kind against, the other based on the use of such font, nor will the Company and its Affiliates, on one hand, or the Seller and its Affiliates, on the other hand, seek to restrict or prevent the other’s use of the font or attempt to register or assert any Intellectual Property Right in the font.

12.2	Except as otherwise provided in this Agreement and subject to the terms of the IP Licence and the IP Assignment upon Completion:

12.2.1	the Seller shall cease and shall cause any member of its group to cease any and all use of Intellectual Property Rights of a member of the Group; and

12.2.2	the Buyer shall procure that the Group Companies shall cease any and all use of Intellectual Property Rights of Blockbuster Inc., or any member of its group.

13.	Third party rights

13.1	Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 except that the Company and Blockbuster Entertainment Limited shall be entitled to enforce clause 11 (Concession Stores) and all other provisions of this Agreement necessary to give due effect to such rights, but this Agreement may be amended or varied by the Parties in any way, or terminated, in accordance with its terms without any such person’s consent.

14.	Further assurance

14.1	The Seller, from time to time on being required to do so by the Buyer, and the Buyer, from time to time being required to do so by the Seller, shall promptly and, save as expressly set out in this Agreement, at the cost and expense of the Party requesting it do or procure the doing of all such acts and/or execute or procure the execution of all such documents as are necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination).

15.	Confidentiality; announcements

Prohibition on disclosure

15.1	The Parties acknowledge and agree that the letter agreement regarding confidentiality dated 14 March 2006 between Seller and Buyer (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof (notwithstanding any provision therein for the termination of the Confidentiality Agreement upon execution of this Agreement) and is expressly incorporated by reference into this Agreement as if it were set forth herein. The Confidentiality Agreement shall expressly terminate with respect to information about the Company immediately upon Completion but not for any other purpose.

Announcements

15.2	No Party shall make any formal press release, disclosure or other public announcement in connection with any of the transactions contemplated by this Agreement except an announcement or disclosure in the agreed form or in any other form agreed by the Buyer and the Seller or any announcement or disclosure required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements or, acting reasonably, is impracticable in the circumstances, it is made only after consultation with the Buyer or the Seller (as the case may be)).

15.3	Without prejudice to the generality of 15.2, the Parties hereto acknowledge and agree that within four Business Days after the date of this Agreement, the Seller shall file with the United States Securities and Exchange Commission a Current Report on Form 8-K to disclose this Agreement and shall attach a copy of this Agreement to such Form 8-K.

16.	Assignment

No assignment without consent

16.1	Subject to clause 16.2, neither the Buyer nor the Seller may:

16.1.1	assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Agreement; or

16.1.2	sub-contract any or all of its obligations under it or do any such thing in relation to any document or arrangement expressed to be supplemental to this Agreement, or which this Agreement expressly preserves or requires to be executed, except in accordance with a prior waiver given by (in the case of the Buyer) the Seller or (in the case of the Seller) the Buyer.

16.2	The Buyer may, upon giving a notice to the Seller, assign the benefit of this agreement and/or the Tax Deed by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer or a member of the Buyer’s Group for the financing of the acquisition of the Shares and if it does so:

16.2.1	the assignee may enforce the obligations on the part of the Seller under this Agreement and/or the Tax Deed (including the Warranties) as if it had been named in this Agreement and/or the Tax Deed as the Buyer;

16.2.2	as between the Seller and the Buyer, the Seller may nevertheless enforce this Agreement and/or the Tax Deed against the Buyer as if the assignment had not occurred; and

16.2.3	the assignment shall be without cost to the Seller or its Affiliates and shall not in any way operate so as to increase the liability or reduce the rights of the Seller or its Affiliates under this Agreement.

Successors in title

16.3	This Agreement shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

17.	Waiver; variation; invalidity

No waiver by omission, delay or partial exercise

17.1	No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, any single or partial exercise of it on an earlier occasion or any delay or omission to exercise, or single or partial exercise, of any other such right, power or remedy.

Waivers and variations to be in writing

17.2	Any waiver of any right, power or remedy under this Agreement must be in writing, and no variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

No unreasonable withholding or delay

17.3	In this Agreement:

17.3.1	where any person is required to give or is entitled to withhold its consent or approval to terms and conditions of this Agreement or to any other act, matter or thing under or referred to in this Agreement such person shall act in good faith and be reasonable in giving or withholding such consent or approval or in imposing conditions to such consent or approval; and

17.3.2	where any person is required to perform any act or give any consent or notification or do any other thing, it shall, in the absence of any specified time limit, perform, give or do or (as the case may be) notify its withholding of its consent or approval as soon as is reasonably practicable in all the circumstances and in any event no later than 5 Business Days following the relevant request for consent or approval.

Invalidity

17.4	Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any other provisions of this Agreement in any other jurisdiction; and (subject to sub-clause 7.9 (Severability of covenants)) the Parties will use reasonable endeavours to negotiate in good faith with a view to replacing it with one or more provisions satisfactory to any relevant competent authority but differing from the replaced provision as little as possible.

18.	Costs and expenses

Payment of costs

18.1	Except as otherwise stated in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement. All stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in relation to the transactions contemplated by this Agreement shall be payable by the Buyer.

Company and Subsidiary to pay no costs

18.2	For the avoidance of doubt, neither the Company nor any of the Subsidiary shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement.

19.	Payments

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law (in which event such deduction or withholding shall not exceed the minimum amount required by law and the payer will simultaneously pay to the payee whatever additional amount is required for the net amount received to equal what would have been received if no such deduction or withholding had been required).

20.	Entire agreement and financial promotion

This Agreement

20.1	In this clause, references to this Agreement include the Confidentiality Agreement, the Disclosure Letter and all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

Entire agreement

20.2	This Agreement constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter. Subject to sub-clause 20.5 (Fraud):

20.2.1	all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished; and

20.2.2	all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled to the extent that they have such a bearing, except insofar as any such thing is in terms repeated or otherwise reflected in this Agreement.

Financial Promotion

20.3	Each of the Parties acknowledges to the other, after due and careful consideration, that:

20.3.1	it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by the other Party or the other Party’s professional advisers;

20.3.2	except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

20.3.3	the other Party is entering into this Agreement in reliance on the acknowledgements given in this clause.

Other remedies

20.4	This Agreement sets out the remedies available to the Parties and how they may be pursued. Except as provided in sub-clause 20.5 (Fraud), other substantive (as opposed to procedural) rights, powers or remedies (express or implied) which would otherwise be available in connection with this Agreement as a matter of common law, statute, custom or otherwise, including actions brought in negligence and/or nuisance, are excluded and waived to the fullest possible extent in relation to the Parties and their respective officers, employees and agents.

Fraud

20.5	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

21.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on different counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

22.	Whether time is of the essence

Time shall not be of the essence of this Agreement.

23.	Notices

Form of notices

23.1	Any communication to be given in connection with the matters contemplated by this Agreement shall be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

Address and facsimile

23.2	Such communication shall be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the sending Party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

If to the Seller, to:

Blockbuster Inc.

1201 Elm Street, Suite 2100

Dallas, Texas 75270

USA

Attention: Susan Gerhard

facsimile number: +1-214-854-3271

With a copy (which shall not constitute notice) to:

Blockbuster Entertainment Limited

Harefield Place

The Drive

Ickenham

Uxbridge UB10 8AQ

Attention: The Legal Department

facsimile number: +44-1895-866-345

With a copy (which shall not constitute notice) to:

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

Attention: Richard Price

facsimile number: +44-207-367-2000

If to the Buyer:

Game Group PLC

Unity House

Telford Road

Basingstoke

Hampshire RG21 6YJ

Attention: David Thomas

facsimile number: +44-125-678-4093

With a copy (which shall not constitute notice) to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ

Attention: Lee Coney

facsimile number: +44-207-006-5555

Deemed time of service

23.3	A communication shall be deemed to have been served:

23.3.1	if delivered by hand at the address referred to in sub-clause 23.2 (Address and facsimile) at the time of delivery;

23.3.2	if sent by first class pre-paid post to the address referred to in that sub-clause, at the expiration of two clear days after the time of posting; and

23.3.3	if sent by facsimile to the number referred to in that sub-clause, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

Proof of service

23.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

Change of details

23.5	A Party may notify the other Parties of a change to its name, relevant person, address or facsimile number for the purposes of sub-clause 23.2 (Address and facsimile) provided that such notification shall only be effective on:

23.5.1	the date specified in the notification as the date on which the change is to take place; or

23.5.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

Non-applicability to Proceedings

23.6	For the avoidance of doubt, the Parties agree that the provisions of this clause shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

24.	Governing law and jurisdiction

English law

24.1	This Agreement shall be governed by and construed in accordance with English law.

Courts of England and Wales

24.2	The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may only be brought in such courts.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

Schedule 1

Details of the Group

Part 1

The Company

Name:	GAMES STATION LIMITED
Number:	03547594
Date of incorporation:	17 April 1998
Registered office:	Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ
Share capital:
- authorised:	2,000,000
- issued:	1,000,000
Shareholders:
Directors	T.E.Kurrikoff. N.P.Shepherd, E.Feeney, M.Logue
Secretary:	Mitre Secretaries Limited

Part 2

The Subsidiary

Name:	GAMESTATION LIMITED
Number:	04120965
Date of incorporation:	7 December 2000
Registered office:	Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ
Share capital:
- authorised:	100
- issued:	1
Shareholders:
Directors	T.E. Kurrikoff, N.P. Shepherd, E Feeney, M Logue
Secretary:	Mitre Secretaries Limited

Schedule 2

Part 1

Properties

ADDRESS
1.	177 Union Street, Aberdeen, AB11 6BB
2.	29 Broadway ACCRINGTON BB5 1ES
3.	97 George Street, ALTRINCHAM, WA14 1RN
4.	49 High Street, ANDOVER. SP10 1LP
5.	1 New Rents, ASHFORD, Kent, TN23 1LE
6.	54 High Street, AYR, KA7 1PA
7.	4B Castle Quay Shopping Centre, BANBURY, OX16 5UW
8.	263 High Street BANGOR LL57 1PB
9.	66 East Street, BARKING, Greater London, IG11 8EQ
10.	32 Market Street, BARNSLEY, S70 1SL
11.	30 High Street BARNSTAPLE EX31 1BL
12.	6 Portland Walk, BARROW in FURNESS, LA14 1DB
13.	12 East Walk, BASILDON, SS14 1HH
14.	3 Mayfair House, Festival Place Shopping Centre, BASINGSTOKE, Hants, RG21 7JT
15.	29a Westgate Street, BATH, Somerset, BA1 1EP
16.	15 Silver Street BEDFORD MK40 1SY
17.	28, Milton Pavement, The Grange Shopping Centre, BIRKENHEAD, CH41 2YA
18.	138 New St, BIRMINGHAM, B2 4NS
19.	Unit 70 South Mall, The Pallasades Shopping Centre, BIRMINGHAM B2 4XJ
20.	59 Newgate Street, BISHOP AUCKLAND, DL14 7EW
21.	35 Corporation Street, BLACKPOOL, FY1 1EJ
22.	24 London Road BOGNOR REGIS, PO21 1PY
23.	37, Newport Street, BOLTON, BL1 1NE
24.	315 Stanley Road, BOOTLE, Merseyside, L20 3LQ
25.	18a Sliver Street, Pescod Square, BOSTON, PE21 6QU
26.	49 Commercial Street BOURNEMOUTH BH2 5RH
27.	40 High Street, BRACKNELL, RG12 1LL
28.	58, James Street, BRADFORD, BD1 3PZ
29.	32A Darley Street BRADFORD BD1 3HH
30.	10-12 Fore Street, BRIDGWATER, TA6 3NF
31.	69 Western Road BRIGHTON BN1 2HA
32.	28 Broadmead BRISTOL BS1 3HA
33.	17, High Street, BROMLEY, BR1 1LG
34.	68/70 St James Street BURNLEY BB11 1NH

35.	6-8 Dame Paulet Walk, BURTON ON TRENT. DE14 1DQ
36.	20 Princess Parade, BURY, BL9 0QL
37.	11 Fitzroy Street CAMBRIDGE CB1 1ER
38.	43A Camden High Street, CAMDEN. London. NW1 7JH
39.	6 Market Hall Street Cannock Shopping Centre CANNOCK WS11 1EB
40.	2 St Davids Way St Davids Shopping Centre CARDIFF CF10 2DP
41.	67 English Street CARLISLE, CA3 8JU
42.	152 High Street, CHATHAM, ME4 4AS
43.	39 Foregate Street CHESTER CH1 1HD
44.	26 Burlington Street CHESTERFIELD S40 1RR
45.	30 South Street, CHICHESTER, Sussex, PO19 1EL
46.	290 Chiswick High Road CHISWICK W4 1PA
47.	30 Market Walk CHORLEY PR7 1DE
48.	20-22 Station Road, CLACTON ON SEA, Essex, CO15 1SX
49.	46/48 Long Wyre Street, COLCHESTER, CO1 1LJ
50.	27 Corporation Street, CORBY, Northants, NN17 1NG
51.	47, Hertford Street, COVENTRY CV1 1LF
52.	4 Dudley Court Manor Shopping Centre CRAMLINGTON NE23 6QW
53.	4 Queens Square, CRAWLEY, RH10 1DY
54.	46 Market Street, CREWE, CW1 2EL
55.	64, George Street , CROYDON , CR0 1PD
56.	15 The Parade Cwmbran Shopping Centre CWMBRAN NP44 1QR
57.	6 East Street, DERBY DE1 2AU
58.	43/44 Market Place DONCASTER DN1 1NJ
59.	Unit 3A, 11-16 Biggin Street DOVER CT16 1BD
60.	7 Churchill Parade DUDLEY DY2 7BL
61.	40 Murraygate, DUNDEE, DD1 2AZ
62.	35 Silver Street DURHAM DH1 3RD
63.	111 High Street North, EAST HAM, London, E6 1HZ
64.	24 Princes Mall, EAST KILBRIDE, G74 1JU
65.	134A Princes Street, EDINBURGH, EH2 4AH
66.	70 High Street, ELGIN, IV30 1BJ
67.	18 Mercers Walk, Port Arcade Shopping Centre, Ellesmere Port, Cheshire, CH65 0AP
68.	71 High Street, ELTHAM, Middlesex, SE9 1TD
69.	37 Church street, ENFIELD, EN2 6AJ
70.	30 High St, EPSOM, Surrey, KT19 8AH
71.	43 Union Street GLASGOW G1 3RB
72.	83 Sauchiehall Street, GLASGOW, G2 3DD
73.	42 Unicorn Way, GLENROTHES, KY7 5NU

74.	Unit 8b Market Way, Eastgate Shopping Centre, GLOUCESTER, GL1 1QH
75.	Unit 10 Market Gates Shopping Centre, Great YARMOUTH, NR30 2AX
76.	24 Victoria Street West GRIMSBY DN31 1DG
77.	12 Woolshops HALIFAX HX1 1RU
78.	13 Duke Street HAMILTON ML3 7DT
79.	19 Parliament Row, HANLEY ST1 1PW
80.	2D Cheltenham Parade, HARROGATE, HG1 1DB
81.	92 Middleton Grange Shopping Centre HARTLEPOOL TS24 7RW
82.	19 Queens Road, HASTINGS, TN34 1QY
83.	222 The Marlowes, HEMEL HEMPSTEAD, HP1 1BJ
84.	56 Commercial Street HEREFORD HR1 2DJ
85.	16 Church St, HIGH WYCOMBE, HP11 2DE
86.	189 High Street HOUNSLOW TW3 1BL
87.	88, New Street, HUDDERSFIELD. West Yorkshire, HD1 2TR
88.	92, Prospect Street, HULL HU1 3RT
89.	6 Albion Centre, ILKESTON, DE7 8AG
90.	6-8 Ingliss Street INVERNESS, IV1 1HN
91.	13 Carr Street, IPSWICH, IP4 1ER
92.	27 Gold Street KETTERING NN16 8JB
93.	82 Worcester Street KIDDERMINSTER DY10 1EH
94.	52 King Street KILMARNOCK KA1 1NP
95.	6 Norfolk Street, KING’S LYNN, PE30 1AR
96.	107-109 High Street, KIRKCALDY, KY1 1LW
97.	3 Lancaster Gate .St Nicholas Arcade LANCASTER LA1 1NB
98.	2 & 3, 1904 Building Vicar Lane, LEEDS (aka 2/3 Kirkgate Market Buildings, Leeds )
99.	42 Granby Street, LEICESTER LE1 1DH
100.	37 Bradshawgate, LEIGH, Lancs, WN7 4NB
101.	212 Lewisham High St LEWISHAM SE13 6JP
102.	Unit 2 St Peter At Arches, LINCOLN, Lincolnshire, LN2 1AJ
103.	45 Hougthon Way, St Johns Shopping Centre, LIVERPOOL L1 1LN
104.	72 Lord Street, LIVERPOOL, L2 1TL
105.	6 Almondvale Centre South LIVINGSTON EH54 6NB
106.	11 Vaughan Street LLANELLI SA15 3TY
107.	10 Market Place, LONG EATON, Notts, NG10 1LS
108.	43 London Road North, LOWESTOFT, NR32 1BH
109.	39 George Street, LUTON, LU1 2AQ
110.	27 Nicholsons Walk MAIDENHEAD SL6 1LB

111.	180A Halle Mall, The Arndale Centre, MANCHESTER M4 2HU
112.	38A Westgate MANSFIELD NG18 1RS
113.	95 High Street, MARGATE, Kent CT9 1JT
114.	Unit 52 MERRY HILL Centre, Brierley Hill DY5 1SR
115.	Unit 3 Beacons Place Shopping Centre, MERTHYR TYDFIL, Wales, CF47 0AE
116.	Unit 112 Lower blue hall, METRO CENTRE, Gateshead, NE11 9YZ
117.	108 Linthorpe Road, Cleveland Centre, MIDDLESBROUGH, TS1 2JZ
118.	28 Crown Walk, MILTON KEYNES, MK9 3AH
119.	25 Royalty Mall, MORECAMBE, LA4 5DH
120.	29 Brandon south parade, MOTHERWELL, ML1 1LB
121.	9 St Marks Place, NEWARK, NG24 1XT
122.	63A North Brook Street NEWBURY, RG14 1AE
123.	78 Grainger Street NEWCASTLE upon TYNE NE1 5JQ
124.	90 High Street, NEWCASTLE-UNDER-LYME, ST5 1QQ
125.	46 Commercial Street, NEWPORT, Gwent, NP20 1LP
126.	9 Market Walk, NEWTON ABBOT, Devon, TQ12 2RX
127.	43 Drapery, NORTHAMPTON, NN1 2EU
128.	3-4 Castle Mall Shopping Centre, NORWICH, Norfolk NR1 3DD
129.	16 Angel Row, NOTTINGHAM NG1 6HL
130.	2A Market Place NUNEATON CV11 4EA
131.	22-24 Henshaw Street, OLDHAM, OL1 3AA
132.	Unit 10 Westgate Centre, OXFORD, OX1 1NU
133.	Unit 3, 4 High Street, PAISLEY PA1 2YA
134.	9 Scott Street, PERTH, PH1 5EJ
135.	45 Bridge Street, PETERBOROUGH PE1 1HA
136.	104 Cornwall Street, PLYMOUTH PL1 1NF
137.	70 Taff Street, PONTYPRIDD, CF37 4SU
138.	139 High Street POOLE BH15 1AS
139.	Unit 10 West Mall Aberafan Centre PORT TALBOT SA13 1PB
140.	24 Arundel Street, PORTSMOUTH PO1 1NL
141.	172 Friargate PRESTON PR1 2EJ
142.	6 Queen Victoria Street, READING, Berkshire RG1 1TG
143.	1 New Walk Kingfisher Shopping Centre REDDITCH B97 4YP
144.	27 High Street, REDHILL, RH1 1RH
145.	52 Rochdale Exchange Shopping Centre, ROCHDALE, Lancs, OL16 1EA
146.	12 Stewards Walk ROMFORD RM1 3RJ

147.	16 College Street ROTHERHAM S65 1AG
148.	83 Parade, ROYAL LEAMINGTON SPA, Warwickshire, CV32 4AY
149.	33 Manning Walk The Clock Tower Centre RUGBY CV21 2JT
150.	56 Fitzgerald Way, Salford Shopping Centre, SALFORD, M6 5HW
151.	11 High Street SALISBURY SP1 2NJ
152.	112B Westborough SCARBOROUGH YO11 1LP
153.	72 High Street, SCUNTHORPE, DN15 6SD
154.	3-4 Castle Street SHREWSBURY SY1 2BD
155.	U6 the forum shopping centre, SITTINGBOURNE, ME10 3DL
156.	UNIT 27 Upper Mall, The Concourse Shopping Centre, SKELMERSDALE, WN8 6LE
157.	4 Queensmere Shopping Centre SLOUGH SL1 1EQ
158.	123 King Street SOUTH SHIELDS NE33 1DP
159.	82 Above Bar Street SOUTHAMPTON SO14 7DT
160.	11 Southchurch Road, SOUTHEND-ON-SEA, Essex, SS1 2NG
161.	203 Lord Street, SOUTHPORT. PR8 1PF
162.	30/32 Lagrange Arcade, ST HELENS, WA10 1BN
163.	21 Gaolgate Street, Unit F Sheridan Shopping Centre STAFFORD ST16 2AD
164.	54 High Street, STAINES, TW18 4DY
165.	54 Queensway, STEVENAGE, SG1 1EE
166.	26 Murray Place, STIRLING, FK8 2DD
167.	65 Princes Street STOCKPORT SK1 1RW
168.	134B High Street STOCKTON-ON TEES TS18 1LP
169.	27 Blandford Street SUNDERLAND SR1 3JH
170.	192 High Street, SUTTON, Greater London, SM1 1NR
171.	212 Gracechurch Shopping Centre, The Parade, SUTTON COLDFIELD, B72 1PA
172.	12 Union Street, SWANSEA, SA1 3EF
173.	35 The Parade, SWINDON, SN1 1BB
174.	35/35A George Street, TAMWORTH, Staffordshire B79 7LJ
175.	47 North Street TAUNTON TA1 1LX
176.	40 Southwater Way, Telford Shopping Centre, TELFORD, Shropshire, TF3 4AA
177.	5 Union House, Union Street, TORQUAY TQ1 3YA
178.	46 The Shires Shopping Centre TROWBRIDGE, BA14 8AT
179.	31 Chequers Square, UXBRIDGE, UB8 1LN

180.	17 Kirkgate WAKEFIELD WF1 1HS
181.	42 Old Square Shopping Centre, WALSALL, WS1 1PY
182.	Unit 106b, 13 Golden Square, WARRINGTON, WA1 1QB
183.	95 London Road, WATERLOOVILLE, PO7 7EQ
184.	97 The Parade, High Street, WATFORD, WD17 1LN
185.	64 Howardsgate, WELWYN GARDEN CITY, AL8 6BP
186.	458 High Road, WEMBLEY, HA9 7AY
187.	6 Queens Sq Sandwell Shopping Centre WEST BROMWICH, B70 7NG
188.	79 High Street WESTON-SUPER-MARE BS23 1HE
189.	95 St Mary Street WEYMOUTH DT4 8NY
190.	18 King Street, WHITEHAVEN, CA28 7JN
191.	32 Albert Square, WIDNES, WA8 6JW
192.	23 Market Place WIGAN WN1 1PE
193.	4 Middle Walk, WOKING, GU21 6XT
194.	33 Wulfrun Centre, Wulfrun Way, WOLVERHAMPTON. WV1 3HG
195.	83 High Road, WOOD GREEN, N22 6BB
196.	112 Powis Street, London, WOOLWICH SE18 6LU
197.	63 Broad Street, WORCESTER, WR1 3LY
198.	70 Bridge Place WORKSOP S80 1JN
199.	6 Montague Street WORTHING BN11 3HA
200.	50/52 Regent Street, WREXHAM, LL11 1RR
201.	10 High Street, YEOVIL, BA20 1RG
202.	5 Church Street, YORK, YO1 8BG
203.	10/11 Sterling Park, Clifton Moor, YORK
204.	12 Sterling Park, Clifton Moor YORK

Part 2

Additional Stores

Name
1.	Dartford
2.	Peterlee
3.	Rhyl
4.	Middleton
5.	Washington
6.	Bridgend
7.	Walthamstow
8.	Northfield
9.	Northwich
10.	Ilford
11.	Greenock
12.	Clydebank
13.	Falkirk
14.	Barry
15.	Canterbury
16.	York (Kettlestring Office)
17.	Sheffield (63 The Moor)
18.	Ramsgate
19.	Caerphilly
20.	Eastbourne

Part 3

Concession Stores

Name
21.	Aberdeen
22.	Ashton under Lyne
23.	Bayswater
24.	Blackburn
25.	Chatham
26.	Cheltenham
27.	Clapham
28.	Coventry Canley
29.	Crawley
30.	Crossgates
31.	Dewsbury
32.	Eastbourne
33.	Edinburgh St John
34.	Erdington
35.	Fallowfield
36.	Farnborough
37.	Holloway
38.	Hull Anlaby
39.	Leamington Spa
40.	Letchworth
41.	Maidstone
42.	Manchester Wilmslow Rd
43.	Newport I.O.W.
44.	Orpington
45.	Partick
46.	Peckham
47.	Reading #2
48.	Runcorn
49.	St Albans
50.	Walkden
51.	Walsall Road*
52.	West Denton
53.	West Ealing
54.	Willenhall

*	NB: Walsall Road, Birmingham—this is currently a concession store. Blockbuster has now entered into an agreement for the surrender of this store and Games Station Limited has exchanged an agreement for lease of part. The deal is conditional upon the landlord obtaining planning permission and carrying out works to split the store. Completion is not expected until late summer. The date of the agreement for lease is 29 March 2007.

Schedule 3

Intellectual Property

Part 1

Registered IP

The Company owns the following registered Community trade marks:

Mark Name	Status	Registration No.	Renewal Date
GAMESTATION	Registered	2698991	16/05/2012
GAMESTATION	Registered	1935675	02/11/2010
GAMESTATION	Registered	3263928	10/07/2013
G bubble logo	Registered	3281987	10/07/2013

The Company owns the following domain names:

Domain Names	Registration Date	Renewal Date
gamestation.co.uk	17/03/1998	17/03/2008
buycomputergamesonline.co.uk	06/01/2006	06/01/2008
buycomputergamesonline.com	06/01/2006	06/01/2008
buycomputergamesonline.net	06/01/2006	06/01/2008
buycomputergamesonline.uk.com	06/01/2006	06/01/2008
buyvideogamesonline.co.uk	06/01/2006	06/01/2008
buyvideogamesonline.uk.com	06/01/2006	06/01/2008
buyvideogamesonline.uk.net	06/01/2006	06/01/2008
game-exchange.uk.com	06/01/2006	06/01/2008
game-exchange.uk.net	06/01/2006	06/01/2008
games-station.biz	06/01/2006	06/01/2008
games-station.uk.com	06/01/2006	06/01/2008
games-station.uk.net	06/01/2006	06/01/2008
game-station.uk.com	06/01/2006	06/01/2008
game-station.uk.net	06/01/2006	06/01/2008
gamestationonline.biz	06/01/2006	06/01/2008
gamestationonline.co.uk	06/01/2006	06/01/2008
gamestationonline.uk.com	06/01/2006	06/01/2008
gamestationonline.uk.net	06/01/2006	06/01/2008
gamestationonline.uk.net	06/01/2006	06/01/2008
gamestationshop.co.uk	06/01/2006	06/01/2008
gamestationshop.com	06/01/2006	06/01/2008
gamestationshop.net	06/01/2006	06/01/2008
gamestationshop.uk.com	06/01/2006	06/01/2008
gamestationshop.uk.com	06/01/2006	06/01/2008
ilovegames.net	06/01/2006	06/01/2008
onlinegames.uk.com	06/01/2006	06/01/2008
onlinegames.uk.net	06/01/2006	06/01/2008
pre-order-games.co.uk	06/01/2006	06/01/2008
pre-order-games.com	06/01/2006	06/01/2008
pre-owned-games.co.uk	06/01/2006	06/01/2008

Domain Names	Registration Date	Renewal Date
pre-owned-games.com	06/01/2006	06/01/2008
pre-owned-games.net	06/01/2006	06/01/2008
stealoftheweek.co.uk	06/01/2006	06/01/2008
stealoftheweek.tv	06/01/2006	06/01/2008
trade-in-games.co.uk	06/01/2006	06/01/2008
trade-in-games.com	06/01/2006	06/01/2008
trade-in-games.uk.com	06/01/2006	06/01/2008
trade-in-games.uk.net	06/01/2006	06/01/2008
gamestation.ie		09/03/2007
gamesdownloads.co.uk	23/06/1999	23/06/2007
ultimategamer.co.uk	30/05/2006	30/05/2007
gamestation.co.uk	09/08/2006	09/08/2008
gamedownloads.co.uk	26/04/2006	26/04/2008
gamenation.co.uk	09/08/2006	09/08/2008

Part 2

Material Unregistered IP

Gamestation logo	The Company owns the copyright in the Gamestation logo (which is depicted below)

Part 3

Example of tantrum font

Schedule 4

Completion Obligations

1.	Seller’s Completion obligations

The Seller will be obliged to deliver to the Buyer (or otherwise make available to the satisfaction of the Buyer):

(a)	transfers of the Shares duly executed by the registered holders in favour of the Buyer or its nominee(s) together with the relevant share certificates in the names of such registered holders;

(b)	certificates in respect of all issued shares in the capital of the Subsidiary and duly executed transfers of all shares in the Subsidiary held by any person other than the Company in favour of such persons as the Buyer shall direct;

(c)	the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name, of the Company and the Subsidiary;

(d)	the documents of title to the Properties and the Registered IP;

(e)	the Tax Deed duly executed as a deed by or on behalf of the Seller;

(f)	evidence in the agreed form that all debts and accounts between any member of the Group (of the one part) and the Seller or any Connected Person or any Affiliate of the Seller (of the other part) have been fully paid and settled;

(g)	the written resignations in the agreed form of all the directors (except Michael Logue) and the secretary or secretaries of the Company and the Subsidiary from their respective offices, such resignations to take effect from Completion;

(h)	the written resignation of the auditors of the Company and each of the Subsidiary in the agreed form to take effect from Completion containing the statements referred to in section 394(1) CA 85 that they consider there are no such circumstances as are mentioned in that section;

(i)	evidence reasonably satisfactory to the Buyer of the termination of any agreement between the Company, the Seller and any of the Seller’s Affiliates, including the Original Concession Agreement dated 8 April 2004 between the Company and Blockbuster Entertainment Limited; and

(j)	the IP Assignment duly executed as a deed by or on behalf of Blockbuster Inc and the Company;

(k)	the IP Licence duly executed by or on behalf of Blockbuster Inc and the Company;

(l)	(if the Buyer so requires) an irrevocable power of attorney duly executed by the Seller in favour of the Buyer or its nominee(s) to enable the Buyer (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose generally in respect of the Shares in the agreed form;

(m)	trade marks certificates in respect of marks which are registered in the name of the Company;

(n)	a copy of the minutes of a meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and the Tax Deed;

and to cause a board meeting of the Company and the Subsidiary to be held at which:

(i)	in the case of the Company only, the transfers of the Shares will be approved for registration (subject to their being duly stamped, which shall be at the cost of the Buyer);

(ii)	all resignations provided for above will be tendered and accepted so as to take effect at the close of the meeting;

(iii)	all persons nominated by the Buyer (in the case of directors, subject to any maximum number imposed by the relevant articles of association) will be appointed additional directors and appointed secretaries;

(iv)	all existing instructions and authorities to bankers will be revoked and will be replaced with alternative instructions, mandates and authorities in the agreed form;

(v)	the registered office will be changed to Unity House, Telford Road, Basingstoke, Hampshire RG21 6YJ;

(vi)	the accounting reference date will be changed to 31 January; and

(vii)	Messrs. BDO Stoy Hayward LLP will be appointed auditors.

2.	Buyer’s Completion obligations

The Buyer shall deliver to the Seller:

(a)	a counterpart Tax Deed duly executed as a deed by the Buyer; and

(b)	a copy of the minutes of a meeting of the directors of the Buyer authorising the execution by the Buyer of this Agreement and the Tax Deed;

Schedule 5

Basis for preparation of the Preliminary Adjustment Statement

1.	General

1.1	The Preliminary Adjustment Statement shall consist of the balance sheet of the Company as at 11.59 p.m. on 1 May 2007 (the “Effective Time”) which shall be prepared in the form set out in the Appendix to this Schedule 5 and adjusted as set out in paragraph 5 below.

1.2	The unadjusted balance sheet items (appearing in Column A of the Preliminary Adjustment Statement) shall:

1.2.1	be prepared on the same basis and in accordance with the same accounting principles, policies and practices as have been applied in the 2006 Accounts;

1.2.2	be prepared under the historical cost accounting convention and in accordance with GAAP so as to comply with the CA 85; and

1.2.3	be prepared in accordance with the accounting policies, principles, methodologies and practices set out in Part B of this Schedule 5.

1.3	In the event of any conflict between the application of paragraphs 1.2.1, 1.2.2 and 1.2.3, the application of paragraph 1.2.3 shall take precedence over that in paragraphs 1.2.1 and 1.2.2, and the application of paragraph 1.2.1 shall take precedence over that in paragraph 1.2.2.

2.	Specific Policies, Methodologies, Principles and Practices to be applied in the preparation of the Preliminary Adjustment Statement

2.1	The specific policies, methodologies, principles and practices to be applied in the preparation of the Preliminary Adjustment Statement shall be as follows:

2.2	References to the Company shall include references to the Subsidiary.

3.	Debtors and Prepayments

3.1	Trade debtors represent sales invoices raised with VAT added where appropriate.

3.2	All debts which are over 90 days old from the invoice date shall be provided for in full. An additional provision shall be made for all debts with customers who are insolvent or are in liquidation, and all other known or suspected bad, doubtful or irrecoverable debts, or debts with no value to the Buyer post Completion.

3.3	All invoices and debts for which a credit note has been issued after the Effective Time shall be provided for in full.

3.4	A prepayment will only be included in the Preliminary Adjustment Statement to the extent that it gives rise to benefits or value to the Company post-Completion.

4.	Inventory

4.1	Inventory is valued at the lower of cost or net realisable value. Cost will be determined using the average cost basis.

5.	Adjustments applied to the unadjusted balance sheet items

5.1	The adjustments to be made to the unadjusted balance sheet (together with the column of the Preliminary Adjustment Statement in which these appear) shall be as follows:

5.1.1	Column C—adjustments to strip out balances relating to the Concession Stores. Policies which will apply in calculating the relevant adjustment amounts in respect of the Concession Stores are:

(a)	where possible actual information on balances relating to the Concession Stores extracted from the Company’s accounting records at Effective Date will be used to make the adjustments to each balance in respect of the Concession Stores;

(b)	where the actual information on balances relating to the Concession Stores cannot be easily extracted from the Company’s accounting records as per 5.1.1(a), the adjustment made in respect of the Concession Stores shall be the percentage of the relevant aggregate Company balance which has been attributable to the Concession Stores in the Management Accounts where

(i)	any value in respect of Inventory will represent the actual value of the New/Mint and Traded Inventory value at Completion;

(ii)	Accounts receivable to be attributed to the Concession Stores will be the percentage of the Concession Store new/mint inventory which equates to the total accounts receivable for the Company expressed as a percentage of the total new/mint inventory of the Company;

(iii)	Other current assets to be attributed to the Concession Stores will be the percentage of the total other current assets of the Company which equates to the percentage of the total sales for the Company accounted for the by the total sales of the Concession Stores;

(iv)	Accounts payable to be attributed to the Concession Stores will be the percentage of the new/mint inventory of the Concession Stores which equates to the total accounts payable for the Company expressed as a percentage of new/mint inventory for the Company; and

(v)	Accrued liabilities will be calculated as a percent of sales, identical to the methodology used for other current assets.

5.2	Columns I, G and K of the Preliminary Adjustment Statement represent the assignment of the line items of the balance sheet into each category required in respect of the post-completion adjustment mechanism, i.e. Working Capital, Cash Balance and Indebtedness respectively.

5.3	The parties agree that any unpaid tax relating to the Group for the period to Completion will be for the account of the Seller and that the Parties will work together in good faith to agree the amount of any such tax liability (the “Tax Liability”). Once the Tax Liability has been calculated the parties agree that such amount shall count as a factor diminishing the Working Capital or increasing the Indebtedness of the Company to be calculated in accordance with this Schedule 5, with the effect of reducing the Consideration payable by the Buyer pursuant to clause 3.2.

Illustrative Form of Preliminary Adjustment Statement

Appendix

Schedule 6

Warranties

Part 1

General

1.	Organisation

1.1	Seller is a company duly incorporated and validly existing under the laws of England and Wales.

1.2	The Company is a company duly incorporated and validly existing under the laws of England and Wales. The Company has all requisite company power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.

2.	Authority

2.1	The Seller possesses all requisite power and authority to execute, deliver and perform this Agreement, and each other Transaction Document to which the Seller is a party. The execution, delivery and performance by the Seller of this Agreement, and each other Transaction Document to which the Seller is a party, have been duly authorised by all necessary action of the Seller and no other action on the part of the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the Transaction Documents to which it is a party.

2.2	The Company possesses all requisite power and authority to execute, deliver and perform each Transaction Document to which the Company is a party. The execution, delivery and performance by the Company of each Transaction Document to which the Company is a party, have been duly authorised by all necessary action of the Company and no other action on the part of the Company is necessary to authorise the execution and delivery by the Company of the Transaction Documents to which it is a party.

3.	Ownership of the Shares

3.1	(a)	The Seller is the sole legal and beneficial owner of the Shares.

(b)	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid. There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of the Company. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

3.2	There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares in the capital of the Company or the Subsidiary.

4.	The Subsidiary

4.1	The Subsidiary is a company duly incorporated and validly existing under the laws of England.

4.2	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of the Subsidiary, free and clear of all Encumbrances.

4.3	Except for the Company’s ownership of 100% of the outstanding equity securities of the Subsidiary, the Company does not own, and so far as the Seller is aware has never owned, any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.

4.4	The Subsidiary does not have any assets, liabilities, operations or employees and has not traded since the Seller acquired the Company.

5.	Dividends

5.1	During the Seller’s ownership of the Company, all dividends or distributions declared, made or paid by the Company and the Subsidiary have been declared, made or paid in accordance with its memorandum, articles of association and the applicable provisions of the CA85.

6.	Execution and Delivery

6.1	This Agreement has been, and each other Transaction Document to which the Seller is a party will upon such delivery be, duly executed and delivered by the Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Seller.

6.2	Each Transaction Document to which the Company is a party will upon delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, a valid and binding obligation of the Company.

7.	Constitutional and Corporate Documents

7.1	The copies of the memorandum and articles of association of the Company and the Subsidiary included in the Disclosure Documents are complete in all material respects; and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by applicable legislation are annexed or incorporated.

7.2	To the extent applicable to the period of the Seller’s ownership of the Company and the Subsidiary, all statutory books and registers of the Company and the Subsidiary have been properly kept and no written notice or allegation that any of them is incorrect or should be rectified has been received by the Company.

7.3	To the extent applicable to the period of the Seller’s ownership of the Company and the Subsidiary, all material returns, particulars, resolutions and other documents which the Company or the Subsidiary is required by applicable legislation to file with or deliver to the Registrar of Companies in England and Wales have been made up and filed or, as the case may be, delivered.

8.	Insurance

The particulars of the insurance policies maintained by or on behalf of the Company and the Subsidiary are set out in the Disclosure Documents. All such insurance policies are in full force and effect with all premiums due under these policies having been paid, and as of the date of this Agreement there are no material outstanding claims under any such insurance policies.

9.	Power of attorney

There are no powers of attorney in force given by the Company or the Subsidiary.

10.	Financial Statements

10.1	Copies of the Accounts, the 2006 Accounts and the Management Accounts are included in the Disclosure Documents. The 2006 Accounts have been prepared and audited on a consistent basis in accordance with GAAP and no change in the accounting policies has been made in preparing the accounts of the Company for each of the three financial years of the Company ended on the 2006 Accounts Date, except as stated in the audited balance sheets and profit and loss accounts for those years.

10.2	The Accounts show a true and fair view of the financial position of the Company (and, in relation to the consolidated accounts of the Company and the Subsidiary, of the Group as a whole) as at the Accounts Date and of the profit and loss of the Company, the Subsidiary, and of the Group, for the financial year ended on the Accounts Date.

10.3	The 2006 Accounts show a true and fair view of the financial position of the Company (and, in relation to the consolidated accounts of the Company and the Subsidiary, of the Group as a whole) as at the 2006 Accounts Date and of the profit and loss of the Company, the Subsidiary, and of the Group, for the financial year ended on the 2006 Accounts Date.

10.4	The Management Accounts have been prepared on a basis materially consistent with that employed in preparing the 2006 Accounts.

10.5	The Accounts and the 2006 Accounts are not affected by any unusual or non-recurring items that would make the financial position and results shown by the Accounts and the 2006 Accounts, respectively, unusual in any material respect.

11.	Financial and Other Records

11.1	The Company’s accounting records comply with section 221 of the CA85 in all material respects.

12.	Changes Since 2006 Accounts Date

12.1	Since the 2006 Accounts Date:

12.1.1	except for the negotiation, execution and delivery of this Agreement, each of the Company and the Subsidiary has conducted its business in the ordinary course;

12.1.2	there has not been any material change in the business, assets, financial position, operations or results of operations of the Company;

12.1.3	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or the Subsidiary;

12.1.4	neither the Company nor the Subsidiary has incurred any indebtedness for borrowed money;

12.1.5	neither the Company nor the Subsidiary has taken or given any form of financial security and no capital expenditures have been incurred by the Company or the Subsidiary aggregating in excess of £100,000 and neither the Company nor the Subsidiary has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any items in excess of £100,000 in the aggregate, other than inventory in the ordinary course of business;

12.1.6	no shareholder resolutions of the Company or the Subsidiary have been passed other than as routine business at the annual general meeting; and

12.1.7	the Company’s business has not been materially and adversely affected by the loss of a supplier or by an abnormal factor not affecting similar businesses.

13.	Brokerage

The acquisition of the Shares by the Buyer pursuant to this Agreement will not entitle any person to receive from the Company or the Subsidiary any finder’s fee, brokerage or other commission.

14.	Employees

14.1	Included in the Disclosure Documents is a schedule which is anonymised so far as is necessary to comply with the Data Protection Act 1998, and as of the date of this Agreement constitutes complete list of all the employees of the Company (the “Employees”) and the material terms of their contracts of employment as follows:

14.1.1	the identity of their employer;

14.1.2	their salary and details of their entitlement to holidays, overtime, profit share, bonus, commission, incentive payments and pension;

14.1.3	the date on which their continuous service began;

14.1.4	notice periods or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

14.1.5	the type of contract (whether full or part-time or other); and

14.1.6	their date of birth.

14.2	The Disclosure Documents contain copies of all current standard form employment contracts used by the Company as at the date of this Agreement.

14.3	Neither the Company or the Subsidiary are party to any consultancy agreement.

14.4	Included in the Disclosure Documents is a schedule which includes details of all Employees of the Company who are currently on secondment, maternity, paternity or adoption leave or who have been absent due to ill-health for a period in excess of six months.

14.5	The Subsidiary has no Employees.

14.6	No notice to terminate the contract of employment of any Senior Employee of the Company (whether given by the Company or by the employee or consultant) is pending, outstanding or, so far as the Seller is aware, threatened and, so far as the Seller is aware, no dispute exists between the Company and any Senior Employee relating to his or her employment or engagement.

14.7	No offer of employment has been made by the Company or the Subsidiary for a position of a Senior Employee that has not yet been accepted, or which has been accepted but where the employment has not yet started.

14.8	The Company is not a party to, bound by or proposing to introduce in respect of any of its employees any enhanced redundancy payment scheme.

14.9	Neither the Company nor the Subsidiary has made in the past twelve months or agreed to make a payment or provided in the past twelve months or agreed to provide a benefit to a present or former director, officer or employee or to their dependants, in each case, in connection with the actual or proposed termination of an employment contract or loss of office.

14.10	Neither the Company nor the Subsidiary is a party to any collective agreement with any trade union, nor does the Company or the Subsidiary have a works council, and, as of the date of this Agreement, there is no application for union recognition in relation to employees of the Company outstanding nor, as of the date of this Agreement, so far as the Seller is aware, is there any ongoing attempt to establish a works council or trade union.

14.11	Neither the Company nor the Subsidiary is involved in any industrial or trade dispute and there is no strike, slowdown or stoppage pending or, so far as the Seller is aware, threatened against the Company.

14.12	Neither the Company nor the Subsidiary has in the past twelve months altered or agreed to alter any of the terms of employment of any employee other than in relation to wage or salary increases or promotions in the ordinary course of business.

14.13	There are no sums owing to or from any employee or consultant other than reimbursement of expenses, or accrued but unpaid wages for the current salary period and accrued but unpaid holiday pay for the current holiday year.

14.14	The Company has, so far as the Seller is aware, maintained suitable records regarding the service, terms and conditions of employment of each of its employees and workers.

14.15	As at the date of Completion so far as the Seller is aware, the Seller has, in relation to the Company, complied with any material obligations imposed on it by statute, regulation or custom and practice in relation to the current and former employees, workers or consultants of the Company.

15.	Employee Benefit Plans and Other Compensation Arrangements

15.1	Particulars of all Employee Benefit Plans are included in the Disclosure Documents.

15.2	Except for the Employee Benefit Plans, the Company has not at any time prior to Completion paid, provided or contributed towards, and the Company has not proposed nor is under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute towards any other Employee Benefit Plan or any ex-gratia pensions, lump sums or like benefits for any current or former employees (or any spouse, child or dependant of any of them) of the Company or of any predecessor in business of the Company.

15.3	Particulars of the Employee Benefit Plans are included in the Disclosure Documents, and such particulars are true, complete and not misleading. The particulars include a true and complete copy of the trust deed and rules, and amendments and additions to them, booklets and any subsequent announcements to scheme members, full details of members and those who could become eligible to join including contributions payable by members and employer, details of current investments, latest scheme accounts and trustee reports and schedule of payments complying with Section 87 of the Pensions Act of 1995.

15.4	All contributions to the Employee Benefit Plans which are due have been paid by the due date for payment. There are no expenses outstanding in relation to the Employee Benefit Plans. In respect of any employee who is covered for lump sum death benefits, those benefits are fully insured with an insurance company authorised to carry on business under the Financial Services and Markets Act 2000 on normal terms and all premiums payable have been paid. All contracts of insurance relating to the Employee Benefit Plans are valid and, so far as the Seller is aware, no circumstances exist which may enable the insurers to avoid liability under them.

15.5	The Employee Benefit Plans are registered within the meaning of the Finance Act 2004 and so far as the Seller is aware comply in all material respects with the provisions of all relevant documentation statutes, regulations and requirements including those of the Pensions Regulator.

15.6	The Company has complied with all of its obligations and duties in respect of the Employee Benefit Plans (without limiting the generality of the foregoing), the requirements of the Employee Benefit Plan’s documentation, Her Majesty’s Revenue and Customs, The Pensions Regulator the Department of Work and Pensions.

15.7	The Company does not hold nor is named on a contracting-out certificate (within the meaning of the Pension Schemes Act 1993).

15.8	The Employee Benefit Plans provide only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993. Neither the Company nor the trustees of the Employee Benefit Plans have given any promise or assurance (oral or written) to any beneficiary that his benefits under the Employee Benefit Plans will be calculated wholly or partly by reference to any persons remuneration or will constitute (approximately or exactly) any particular amount. For the avoidance of doubt, this clause does not relate to any death benefits provided under the Employee Benefit Plans where the insured benefit provided is a multiple of salary.

15.9	There are no claims or actions in progress or pending, nor, so far as the Seller is aware, any reason for such claims or actions, in respect of any pension arrangement. There are no unresolved disputes under the internal dispute resolution procedures of the Employee Benefit Plans. In particular:

15.9.1	there has been no notification of any matter to or any investigation by the Pensions Regulator, the Pensions Advisory Service, or the Pensions Ombudsman.

15.9.2	no civil or criminal penalty, fine or sanction has been imposed on or against the trustees, the Company or any participating employer of any Employee Benefits Plan.

15.9.3	neither the Company nor any participating employer has given any indemnity to any person in connection with any Employee Benefit Plan.

So far as the Seller is aware, there are no circumstances which may give rise to any of the above.

15.10	If any employee’s employment has previously been transferred to the Seller or the Company as a consequence of the transfer of an undertaking within the meaning of the Regulations, no liability to provide a benefit under any occupational pension scheme will transfer to the Buyer notwithstanding the exclusion in Regulation 7 of the Regulations.

15.11	Since 27 April 2004, neither the Company nor any member of the Seller’s Group has been a party to an act or a deliberate failure to act (or knowingly assist in an act or failure to act) to:

15.11.1	prevent the recovery of any amount of a debt due, or which might become due, in relation to any occupational pension scheme under section 75 or 75A of the Pensions Act 1995; or

15.11.2	prevent such a debt becoming due, compromise or otherwise settle such a debt or reduce the amount of such a debt due, or which would otherwise become due.

15.12	No member of the Seller’s Group is, or has since April 27, 2004, been, an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme which is not a money purchase scheme.

15.13	No contribution notice has at any time been issued to the Company under section 38 or 47 of the Pensions Act 2004 or section 75A of the Pensions Act 1995 and no financial support direction issued under section 43 of the Pension Act 2004 has at any time been issued to the Company. The Company is not a party to and has no obligations or liabilities under any arrangements made in relation to any such financial support directions.

15.14	The Company has at all times since 8 October 2001 complied in all material respects with its obligations relating to the stakeholder pensions under the Welfare Reform and Pensions Act 1999.

15.15	Completion will not cause any automatic, immediate or contingent amendments to the governing provisions of the Employee Benefit Plans, whether as to the identity of the persons entitled to exercise any powers or discretions, employer’s or member’s contribution rates, increases to pensions in payment and/or deferment, the benefit structure or otherwise.

15.16	No event has occurred or will occur on or as a result of Completion which would result in or entitle any person or body of persons (without the consent of the Company) to wind up, terminate or close the Employee Benefit Plans in whole or in part.

15.17	Completion will not cause or result in any increase in the amount of retirement benefits payable or prospectively or contingently payable in respect of any employee and will not accelerate the vesting, timing of funding or payment of any retirement benefits in respect of any employee under the terms of the Employee Benefit Plans.

16.	Properties

16.1	The Company owns no freehold property and does not have any binding contractual obligation to purchase or sell freehold property.

16.2	The Properties and the Concession Stores are the only land and buildings used or occupied by or in possession of the Company and the Subsidiary.

16.3	Neither the Company nor the Subsidiary has any right of ownership, right of use, or contractual obligation to purchase or sell, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties and the Concession Stores.

16.4	During the period of the Seller’s ownership of the Company and the Subsidiary, neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

16.5	Neither the Company nor the Subsidiary has given any guarantee or indemnity for any material liability relating to any of the Properties.

16.6	The Company is in and is legally entitled to possession and actual occupation of the Properties and the Company has not granted or agreed to grant any right of occupation or enjoyment in respect of the Properties to any third party.

16.7	There is no circumstance that could render any transaction affecting the title of the Company or the Subsidiary to any of the Properties liable to be set aside under the Insolvency Act 1986.

16.8	The Seller is not aware of any breach by the Company or the Subsidiary (as the case may be) of any of the Leases which is reasonably expected to give rise to any landlord exercising a right to forfeit any of the Properties.

16.9	There are, appurtenant to each of the Properties, all rights and easements necessary for the current use and enjoyment of the Properties and there are in existence all necessary rights of access to and egress from the same for customers and employees.

16.10	Each utility service necessary for the Properties existing uses is available to the Company.

16.11	The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, principal rent, insurance premiums and service charges, and all outgoings have been paid when due.

16.12	So far as the Seller is aware, there are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Properties which materially impair the business and operations of the Store at such location.

16.13	No written notice of any alleged breach by the Company has been received by the Company or the Subsidiary in respect of any covenant, restriction, stipulation, or other Encumbrance affecting the Properties.

16.14	So far as the Seller is aware, there is no material deficiency which has arisen during the period of its ownership of the Properties and which relates to the actual use of the Property by the Company which requires the correction in the state or condition of any building or other structure on or forming part of the Properties.

16.15	The Company and the Subsidiary have not (nor, so far as the Seller is aware, has anyone on their behalf) expressly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Properties or of which the Properties have the benefit.

16.16	All planning and building regulation consents have been obtained both in relation to the current use of the Properties and any alterations and improvements to them and the Seller is not aware of and has not received written notice from any local authority in connection with any breach of or dispute concerning such planning and building regulation consents.

16.17	There are no development works, redevelopment works or fitting-out works being carried out by the Company outstanding in respect of any of the Properties.

16.18	There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Properties and, so far as the Seller is aware, there are no circumstances that would reasonably be expected to give rise to any such dispute after the date of this Agreement.

16.19	The Leases (including any change of control provisions) are included in the Disclosure Documents.

16.20	Neither the Company nor the Subsidiary have received written notice of Compulsory Purchase Orders (“CPO”) in respect of the Properties.

17.	Litigation

17.1	The Seller has not received written notice of any actions, suits, arbitrations, litigation, administrative, mediation or arbitration proceedings, investigations by or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business) or claims of any kind whatsoever, at law or in equity.

17.2	Neither the Company nor the Subsidiary has received written notice of any judgment, decree, injunction, or order of any Competent Authority that imposes material restrictions or liabilities on the Company or the Subsidiary.

18.	Finance

18.1	The Disclosure Documents contain copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company or the Subsidiary.

18.2	No guarantee, mortgage, charge, pledge, Encumbrance, assignment or other security agreement or arrangement has been given by or entered into by the Company or the Subsidiary or, so far as the Seller is aware, any third party in respect of borrowings or other obligations of the Company or the Subsidiary.

18.3	The total amount borrowed by the Company or the Subsidiary does not exceed any limitations on the borrowing powers contained:

18.3.1	in the memorandum and articles of association of the Company or the Subsidiary; or

18.3.2	in any debenture or other deed or document binding on the Company or the Subsidiary.

18.4	Neither the Company nor the Subsidiary has factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the 2006 Accounts.

18.5	So far as the Seller is aware, no event has occurred or has been alleged in writing to the Company to have occurred which constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both).

19.	Insolvency

19.1	The Company has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors, is not insolvent or unable to pay its debts as defined by section 123 Insolvency Act 1986 and no order has been made or, so far as the Seller is aware, no petition presented or resolution passed for the winding up of the Company.

19.2	No administrative or other receiver has been appointed by any person over the whole or any part of the business or assets of the Company, nor, so far as the Seller is aware, has any petition been presented or application made for the appointment of an administrator in respect of the Company.

19.3	So far as the Seller is aware, there are no circumstances which would entitle any person to present a petition for the winding up of the Company, to appoint an administrator in respect of the Company or to appoint an administrative or other receiver over the whole or any part of the Company’s undertaking or assets.

19.4	The Company has not stopped payment of, nor is it unable to pay, its debts as they fall due, nor has the Company commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its Indebtedness. So far as the Seller is aware, no action has been taken or, is being taken by the Registrar of Companies to strike the Company off the register under section 652 of the CA85.

19.5	So far as the Seller is aware, the Company is not, in any jurisdiction, subject to or in receipt of written notice threatening any other procedures or steps which are analogous to those set out above in this paragraph 19.

19.6	So far as the Seller is aware, the Company has not at any time during the two years immediately prior to the date of this Agreement knowingly entered into a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986); or been given a preference by, or given a preference to, any person (as referred to in section 239(4) of the Insolvency Act 1986).

20.	Assets

20.1	Save in respect of the Properties, the Leases and any matter connected thereto and save in respect of assets disposed of in the ordinary course of trading, the Company has legal and beneficial title (free from any Encumbrance other than Permitted Encumbrances) to all assets of the Company which (a) are included in the 2006 Accounts or (b) were at the 2006 Accounts Date used or held for the purposes of its business or (c) have been acquired by the Company since the 2006 Accounts Date.

20.2	The Company or the Subsidiary is in possession and control of all the assets included in the 2006 Accounts or acquired since the 2006 Accounts Date, except for those in the possession of a third party in the ordinary course of business or disposed of since the 2006 Accounts Date in the ordinary course of business. Such assets are in good condition and working order (ordinary wear and tear excepted).

20.3	There are no material services, support or technology provided to the Company by the Seller or any Affiliate of the Seller that are necessary for the operation of the business currently conducted by the Company.

20.4	Save in each case in respect of any pre-owned, used, ex-rental or traded hardware, software or other items, so far as the Seller is aware the Company’s stock is of satisfactory quality and saleable in the usual course of its business and, so far as the Seller is aware, the Company has not supplied goods which it knew to be defective or unsafe or which failed to comply with their terms of sale.

21.	Compliance with Applicable Laws; Permits

21.1	So far as the Seller is aware neither the Company nor the Subsidiary has during the period of the Seller’s ownership of the Company and the Subsidiary received any notice relating to any breach or alleged breach of applicable legislation in any material respect. Neither the Company nor the Subsidiary has any liability under, nor is a party to, any agreement, arrangement or concerted practice which is prohibited by any competition law.

21.2	The Company holds all necessary licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Competent Authorities (“Licences”) to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and in full force and effect, except where the failure to hold such Licences or the failure of such Licences to be valid and in full force and effect does not and would not reasonably be expected to materially impair the business and operations of the Company or any of the Stores or the Additional Stores.

21.3	The Company has not received written notice that the operations of the Company are being conducted in violation of any such Licence, except where such violation does not and would not reasonably be expected to materially impair the business and operations of the Company or any of the Stores or the Additional Stores. So far as the Seller is aware, there is no reason why any of the Licences should be suspended, cancelled, revoked or not renewed on the same terms.

21.4	The Company has not received a communication or request for information relating to any aspect of the Company’s business from or by the Director General of Fair Trading, the Office of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, any other UK competition authority, Commission of the European Communities or EFTA Surveillance Authority or a competition authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of the Company is or has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or threatened. So far as the Seller is aware no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

22.	Material Contracts

22.1	Material particulars of the Material Contracts are included in the Disclosure Documents.

22.2	The Company has not received written notice that the Company is (and, so far as the Seller is aware, no other party is) in breach of or default in any material respect under any Material Contract. So far as the Seller is aware, no fact or circumstance exists that is likely to give rise to a breach of or default in any material respect under any Material Contract.

22.3	The Company has not received any written notice or claim of default under any Material Contract or any written notice of an intention to, and so far as the Seller is aware, no other party to any Material Contract intends to, terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement). So far as the Seller is aware, no fact or circumstance exists that is likely to give rise to a ground for termination or non-renewal or a challenge to the validity or enforceability of any Material Contract

22.4	Neither the Company nor the Subsidiary is a party to, subject to any agreement or arrangement which:

22.4.1	is not in the ordinary and usual course of business of the Company or the Subsidiary;

22.4.2	is material to the Company and may be terminated by or require the consent of the other party thereto as a result of the transfer of the Shares to the Buyer at Completion;

22.4.3	other than restrictions in the Leases, includes any material restriction with respect to the Company’s or the Subsidiary’s right or ability to operate the whole or part of its business or engage in any business or compete with any person;

22.4.4	involves franchise, agency or distributorship; or

22.4.5	involves partnership, joint venture, consortium, joint development, shareholders, or similar arrangements.

23.	Environmental Matters and Health and Safety

The definitions in this paragraph apply in this agreement.

23.1	All information provided by the Company or the Subsidiary and, so far as the Seller is aware, all information provided on behalf of the Company or the Subsidiary, to any relevant Competent Authority and all records and data required to be maintained by the Company or the Subsidiary under the provisions of any Environmental Laws or Health and Safety Laws are complete and accurate in all material respects.

23.2	(a)With respect to the period of Seller’s ownership of the Company and the Subsidiary (and with respect to the period prior to such ownership, so far as the Seller is aware), there have been no claims, investigations (of which written notice has been given to the Company and/or the Subsidiary), or prosecutions against the Company, the Subsidiary or any of its respective directors, officers or employees (in their capacities as such) in respect of Harm arising from the operation of the Business or occupation by the Company or the Subsidiary of any of the Properties or for any breach or alleged breach of any Permits, Environmental Laws or Health and Safety Laws; (b) so far as the Seller is aware, no such claims, investigations or prosecutions are threatened; and (c) so far as the Seller is aware, there are no facts or circumstances which may lead to any such claims, investigations or prosecutions.

23.3	Neither the Company nor the Subsidiary has received any written enforcement, prohibition, stop, remediation, improvement or other notice from any Competent Authority with regard to any breach or alleged breach of any Environmental Laws or Health and Safety Laws or so far as the Seller is aware, any written notice threatening the issue of any such notice, during the period of the Seller’s ownership of the Company and the Subsidiary.

23.4	So far as the Seller is aware, neither the Company nor the Subsidiary has any actual liability under any Environmental Laws or Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

23.5	So far as the Seller is aware, there are no environmental or health and safety audit reports relating to the Properties and business of the Company within the control of the Seller and dating from the period of the Seller’s ownership of the Company other than those which have been supplied to the Buyer.

24.	Intellectual Property

24.1	Parts 1 and 2 of Schedule 3 respectively contain complete particulars of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company and the Subsidiary.

24.2	Particulars are included in the Disclosure Documents of all material licences, agreements, authorizations and permissions (in whatever form and whether express or implied) under which:

24.2.1	the Company or the Subsidiary use or exploit Intellectual Property Rights owned by the Seller, its Affiliates or any third party; or

24.2.2	the Company or the Subsidiary has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, the Seller, its Affiliates or any third party.

24.3	The Company and the Subsidiary do not require any material Intellectual Property Rights other than those Disclosed in order to carry on their business as currently conducted.

24.4	The Intellectual Property Rights set out in Parts 1 and 2 of Schedule 3 are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances.

24.5	The Intellectual Property Rights set out in Parts 1 and 2 of Schedule 3 are subsisting and, so far as the Seller is aware, nothing has been done or not been done as a result of which any of them has ceased or would reasonably be expected to cease to be subsisting. In particular:

24.5.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid in full on time or taken;

24.5.2	all confidential information (including know-how and trade secrets) owned or used by the Company or the Subsidiary has been kept confidential by them and has not been disclosed (other than in accordance with the terms of written confidentiality agreements) to third parties (other than third parties who have signed written confidentiality undertakings in respect of such information);

24.5.3	so far as the Seller is aware, no mark, trade name or domain name identical to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company or the Subsidiary, in any country in which the Company or the Subsidiary has registered or is using that mark, trade name or domain name; and

24.5.4	neither the Company nor the Subsidiary has received written notice within the preceding 12 months of any claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

24.6	No action is required within 30 days after the date of Completion the omission of which would invalidate or materially impair any of the Intellectual Property Rights owned or used by the Company or the Subsidiary which are registered or the subject of an application for registration.

24.7	The conduct of the business of the Company as currently conducted does not, so far as the Seller is aware, materially infringe upon any Intellectual Property Rights of any third party.

24.8	The execution and delivery of this Agreement will not result in the loss of, or any Encumbrance on, the rights of the Company with respect to the Intellectual Property Rights set out in Parts 1 and 2 of Schedule 3.

24.9	So far as the Seller is aware, no third party is materially infringing or materially violating any Intellectual Property Rights of the Company.

24.10	So far as the Seller is aware, (a) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights set out in Part 1 of Schedule 3 of the Seller Disclosure Schedule has been made, is currently outstanding or, has been threatened, (b) there are no grounds for the same and (c) no settlement agreements, consents, judgments, orders, awards, forbearance to sue or similar obligations limit or restrict the Company’s rights in and to such Intellectual Property Rights.

24.11	No loss or expiration of any of the Intellectual Property Rights set out in Part 1 of Schedule 3 is pending or, so far as the Seller is aware, threatened or reasonably foreseeable.

24.12	Each of the licences Disclosed in the Disclosure Documents has, where required, been duly recorded or registered and neither the Company nor, so far as the Seller is aware, any third party, is in default under any such licences, and so far as the Seller is aware, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, nor is there any claim, dispute or proceeding, pending or, so far as the Seller is aware, threatened.

25.	Information Technology

25.1	Material particulars of the IT System and all IT Contracts are included in the Disclosure Documents.

25.2	The Company and the Subsidiary are the owners of the IT System free from Encumbrances, except for Permitted Encumbrances. The Company and the Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

25.3	The Company has all material agreements with third parties, licences and consents in relation to the IT System that are required to operate its business as at the date of this Agreement.

25.4	The IT Contracts are in full force and effect and, so far as the Seller is aware, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any IT Contract.

25.5	The Company has not received any written notice or claim of default under any IT Contract or any written notice of an intention to, and so far as the Seller is aware, no other party to any IT Contract intends to terminate, not renew or challenge the validity or enforceability of any IT Contract (including as a result of the execution and performance of this Agreement). So far as the Seller is aware, no other party to any IT Contract has grounds to terminate or challenge the validity or enforceability of any IT Contract.

25.6	None of the IT Contracts are terminable as a result of the transfer of the Shares to the Buyer at Completion and, so far as the Seller is aware, there is no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

25.7	The Company and the Subsidiary have possession or control of the source code of all software in the IT System (other than software licensed to them by third parties), or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

25.8	So far as the Seller is aware the elements of the IT System are in good working order (usual wear and tear excepted) and are functioning in accordance with all material applicable specifications and are not materially defective.

25.9	The Company and the Subsidiary have implemented appropriate procedures, including in relation to off-site working where applicable, for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

25.10	The Company and the Subsidiary have in place a reasonable disaster recovery plan which in the opinion of the directors of the Company would enable the business of the Company and the Subsidiary to continue if there were significant damage to or destruction of some or all of the IT System.

26.	Data Protection

26.1	So far as the Seller is aware, the Company has not received:

26.1.1	any enforcement, information or equivalent notice under the Data Protection Act 1998; or

26.1.2	any written communication from the Information Commissioner or any other data protection or privacy authority with competent authority over the Company’s data processing activities, indicating that he or she is investigating an allegation that the Company is in breach of the Data Protection Act 1998 or that he or she proposes to take, or is considering taking, enforcement action under the Data Protection Act 1998.

27.	Transactions with Affiliates

27.1	There is not outstanding:

27.1.1	any indebtedness or other liability (actual or contingent) owing by the Company to the Seller or director of the Company or any Connected Person or owing to the Company by the Seller or director of the Company or any Connected Person; or

27.1.2	any guarantee or security for any such indebtedness or liability.

27.2	There is not outstanding any agreement or arrangement to which the Company is a party and in which the Seller, director of the Company or any Connected Person is interested whether directly or indirectly.

28.	Contributions

So far as the Seller is aware, since 1 January 2004, neither the Company, nor any of its current or former shareholders, directors, officers, employees or agents or other representatives, nor any other person acting on the Company’s behalf, has directly or indirectly given or agreed to give any material contribution, gift or similar benefit to or for the private use of or at the direction of any customer, client, supplier, governmental employee or other person who is in a position to help or hinder the Company that is reasonably likely to subject the Company to any damage or penalty in any action or proceeding in any jurisdiction.

Part 2

Tax

29.	General

29.1	Provision or reserve has been made in the 2006 Accounts in accordance with GAAP for all Taxation liable to be assessed on each Group Company or for which the Group is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the 2006 Accounts Date or deemed to have been or treated as earned, accrued or received for Taxation purposes on or before the 2006 Accounts Date and/or in respect of any event occurring or deemed to have occurred on or before the 2006 Accounts Date, including distributions made on or before the Accounts Date or provided for in the 2006 Accounts.

29.2	Provision has been made in the 2006 Accounts for deferred Taxation in accordance with GAAP.

29.3	No charge to Taxation will arise on any Group Company as a result of entry into or completion of this Agreement.

30.	Payment of Tax

30.1	Each Group Company has properly paid all Taxation prior to Completion which it has become liable to pay prior to Completion and it has never paid or become liable to pay, nor so far as the Seller is aware are there any circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

30.2	All payments by any Group Company to any person which ought to have been made under deduction or withholding of Taxation have been so made and the Taxation so deducted or withheld has been properly and punctually accounted to the relevant Taxation Authority.

31.	Compliance

31.1	Each Group Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by law to make. All Returns have been properly submitted by the relevant Group Company within any relevant time limits to each relevant Taxation Authority and the Returns so far as the Seller is aware give full disclosure of all material facts and circumstances and are not likely to be the subject of any question or dispute with any Taxation Authority.

31.2	Each Group Company has prepared, kept and preserved sufficient records to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the 2006 Accounts Date or acquired since the 2006 Accounts Date but before Completion and otherwise as required by law.

31.3	The Disclosure Letter contains details so far as they affect any member of the Group of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature) and so far as the Seller is aware no such arrangement is liable to be withdrawn for any reason.

31.4	No Group Company is in dispute with any Taxation Authority and so far as the Seller is aware there are no circumstances that exist which are likely to give rise to any such dispute. No Taxation Authority has investigated or indicated in writing that it may investigate any Group Company’s Taxation affairs and so far as the Seller is aware no Group Company is subject to any ongoing investigation.

31.5	So far as the Seller is aware, all particulars furnished to any Taxation Authority in connection with an application for any consent or clearance made on behalf of or affecting any Group Company during the last six years were made to the appropriate office, section, department or body and disclosed all material facts, circumstances and (where appropriate) law material to the decision of the relevant Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) in all material respects in accordance with the terms of the relevant application, consent or clearance.

32.	Taxation Claims Reliefs and Liabilities

32.1	So far as the Seller is aware no Group Company is liable or may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

32.2	There is no charge referred to in section 237 Inheritance Tax Act 1984 outstanding in respect of any asset of a Group Company or the Shares.

33.	Corporation Tax/Capital Allowances

33.1	If all of the capital assets of each Group Company were disposed of on the date of this Agreement for a consideration equal to the book value of those assets in, or adopted for the purposes of the 2006 Accounts or, in the case of assets acquired since the 2006 Accounts Date, equal to the consideration given upon their acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to each Group Company other than amounts falling to be deducted under section 38 TCGA.

33.2	No Group Company has since the 2006 Accounts Date made any distribution within the meaning of section 209 TA (meaning of “distribution”) save for any dividend disclosed in the 2006 Accounts nor is it bound to make such a distribution.

33.3	No Group Company has at any time repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has any Group Company capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI TA) or passed or agreed to pass any resolution to do so.

33.4	So far as the Seller is aware, no rents, interest, annual payments or other sums of an income nature paid or payable by any Group Company or which any Group Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

34.	Close Companies

No Group Company is or ever has been a close company within the meaning of sections 414 and 415 TA.

35.	Tax Avoidance

35.1	No Group Company has entered into or so far as the Seller is aware been a party to any scheme, arrangement or transaction designed wholly or mainly, or containing artificial steps or stages designed wholly or mainly, for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

35.2	No Group Company has been party so far as the Seller is aware to any arrangements, transaction or series of transactions which it has or may become liable to notify to any Tax Authority under any legislation requiring the disclosure of tax avoidance schemes.

36.	Value Added Tax

36.1	The Company has, throughout the whole of the period beginning three years before the 2006 Accounts Date and ending on the date hereof, been registered and been eligible to be registered and is a taxable person for the purposes of the VATA as a member of a group of companies for the purposes of sections 43 to 43C VATA (groups of companies) of which the representative member is Blockbuster Entertainment Limited (registered in England with number 02111417) whose registered office is at Harefield Place, The Drive, Uxbridge, Middlesex UB10 8AQ (the “Representative Member”) and such registration is not subject to any conditions imposed by or agreed with HM Revenue and Customs (“HMRC”)

36.2	The Representative Member is a registered and taxable person for the purposes of the VATA, such registration not being pursuant to paragraph 2 Schedule 1 VATA and not subject to any conditions imposed by or agreed with HMRC. The Representative Member has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HMRC relating to VAT. The Representative Member has not been required by HMRC to give security.

36.3	All supplies of goods and services made by the Company are taxable supplies for the purposes of the VATA and all input tax is deductible in accordance with the provisions of sections 25 and 26 VATA.

36.4	No Group Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the relevant Group Company has any interest, right or licence to occupy and the relevant Group Company has no obligation to make such an election.

36.5	No Group Company owns or has at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

37.	Share Schemes/Restricted Securities

37.1	No shares or securities have been issued by any Group Company to which the provisions of section 140A or 140D TA, chapter 2 of Part VII IT(EP)A (as originally enacted) or Part VII of IT(EP)A (as amended in accordance with Schedule 22 of FA 2003) apply or have been applied.

37.2	No Group Company has established (or is a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by HMRC, for the benefit of its current or former officers or employees or any of them.

38.	International

38.1	Each Group Company was incorporated in and is and always has been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. No Group Company is liable to, and has at no time incurred any, or is required to be registered for any Taxation in any jurisdiction other than the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

38.2	No Group Company has without the prior consent of the Treasury carried out or agreed to carry out any transaction (including under section 765 TA) which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2) TA (supply of information on movement of capital within the EU) and any regulations made or notice given by that section.

39.	Non-arm’s Length Transactions

No Group Company has in the period of six years ending on the date of this Agreement been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA TA or section 18 TCGA may apply. No Group Company will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

40.	Groups of Companies

40.1	No Group Company has ever been a 51 per cent subsidiary of any person within the meaning of section 838 TA (subsidiaries) other than a 51 per cent subsidiary of another Group Company.

40.2	No Group Company has at any time during the last six years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

40.3	No Group Company has since the 2006 Accounts Date ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to it under section 178 or 179 TCGA and neither the execution of this Agreement nor Completion will result in any profit or gain being deemed to accrue to it for any Taxation purpose under section 179 TCGA or otherwise;

41.	Stamp Duties

41.1	There is no instrument to which any Group Company is a party and which is necessary to establish any Group Company’s rights or any Group Company’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

41.2	Within the 3 years ending on the date of this Agreement, no Group Company has made any claim for relief, exemption or deferral of stamp duty, stamp duty land tax or stamp duty reserve tax.

41.3	No Group Company is or may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 FA 2003, to which it has been a party prior to Completion.

42.	Loan Relationships

There are no outstanding debts owed to or by any Group Company, or any securities issued by any Group Company or which any member of the Group owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA and which do not arise out of loan relationships of the Group Company for the purposes of section 81(1) FA 1996.

43.	Group Payment Arrangements

No Group Company has entered into any group payment arrangements under the provisions of section 36 FA 1998.

44.	Actions affecting a Group Company

Neither the entering into this Agreement nor the Completion of this Agreement nor the performance of any obligations under this Agreement will give rise to any liability to Tax of a Group Company.

Schedule 7

Limitation of Seller’s liability

1.	General

1.1	Unless otherwise stated and subject to clause 6.5, the provisions of this Schedule shall operate to limit the liability of the Seller under and in respect of the provisions of the Warranties, all other provisions of this Agreement and to the extent provided, the Tax Deed (in addition to the limitations set out in that document). Expressions defined in the Tax Deed shall, where the context so requires, have the same meanings in this Schedule.

2.	Disclosure

2.1	The Seller shall not be liable in respect of a Warranty Claim if its subject matter arises directly or indirectly from or consists of any fact, matter or circumstance which has been Disclosed to the Buyer.

2.2	The general disclosures of the Local Land Charges Registry and local authorities set out in paragraph 9(h) of the Disclosure Letter shall not be disclosed against the Warranties set out in paragraphs 16.16 and 16.20 of Schedule 6.

3.	Minimum and Maximum Claims

3.1	The Seller shall not be liable in respect of any individual Warranty Claim or a series of related Warranty Claims or Warranty Claims arising from substantially the same facts or circumstances unless (and then only to the extent that) the amount that would otherwise be recoverable from the Seller in respect of such Warranty Claim or series of related Warranty Claims or Warranty Claims arising from substantially the same facts or circumstances exceeds £50,000. For the purposes of this paragraph, where a Warranty Claim relates to more than one Event which would separately constitute a Warranty Claim, it shall be treated as a separate Warranty Claim in respect of each such Event.

3.2	The Seller shall not be liable in respect of any Warranty Claim or Warranty Claims unless and until the aggregate amount that would otherwise be recoverable from the Seller in respect of all such Warranty Claims (after giving due effect to paragraph 3.1 above in relation to each Warranty Claim) exceeds £740,000 (in which event the Seller shall be liable for the whole amount and not merely the excess over £740,000).

3.3	The total aggregate liability of the Seller in respect of all and any Relevant Claims and claims under the Tax Deed (inclusive of costs and interest) shall not exceed 45% of the Consideration (as adjusted in accordance with this Agreement) paid pursuant to clause 3.2 of this Agreement.

3.4	Solely for the purposes of clause 3.3, claims under clause 2.4 of the Tax Deed (a “Traded Goods VAT Claims”) shall not be deemed a liability of the Seller unless and until the aggregate of such Traded Goods VAT Claims exceeds £15 million in which event any amount by which the aggregate of such Traded Goods VAT Claim exceeds £15 million (and not, for the avoidance of doubt, the whole amount) shall be a liability of the Seller for the purposes of clause 3.3.

4.	Time Limits

4.1	Specific written notice of any Warranty Claim setting out the Buyer’s calculation of the amount and all relevant details shall be given by the Buyer to the Seller:

4.1.1	in the case of any claim under the warranties set out in Part 2 of Schedule 6 (the Tax Warranties), on or prior to one month after the sixth anniversary of the end of the accounting period in which Completion takes place; and

4.1.2	in the case of any other Warranty Claim, on or before the date following 18 months after the date of Completion;

(such date being referred to in this schedule as the “Expiry Date”) and the Seller shall cease to be under any liability to the Buyer or otherwise in respect of all and any Warranty Claims not so notified to the Seller.

4.2	Any Warranty Claim made before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Seller’s liability in respect of such Warranty Claim shall absolutely terminate) on the expiry of the period of six months after notice of such Warranty Claim was given to the Seller in accordance with paragraph 4.1 unless proceedings in respect of the Warranty Claim shall have been commenced against the Seller (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served on the Seller).

4.3	The provisions of paragraph 3.4 will cease to apply from the earlier of:

4.3.1	3 years and one month from the end of the VAT period of the Company in which Completion falls; and

4.3.2	the date on which HM Revenue & Customs confirms in writing, following a VAT audit, that no adjustment is required in relation to the policy applied by the Company prior to Completion with regard to VAT on second hand goods.

5.	Single Recovery

The Buyer shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same loss suffered. If in any respect of any one matter a Relevant Claim may be made under the Warranties and under the Tax Deed, then to the extent that the Relevant Claim is satisfied under the Warranties, an amount payable under the Tax Deed in respect of the same matter is reduced accordingly and vice versa.

6.	Reliance

The Buyer acknowledges and declares that in entering into this Agreement it has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecasts or other statements whatsoever, whether written or oral (and whether implied or otherwise) (collectively “Representations”), other than those expressly set out in this Agreement and in the Tax Deed, and the Buyer irrevocably and unconditionally waives any right it may have to claim damages for, or to rescind this Agreement by reason of, any Representation not expressly set out in this Agreement or the Tax Deed unless such Representation was made fraudulently.

7.	Rescission

Save in respect of a breach of the terms of the Confidentiality Agreement and clause 7.12 to which the remedies set out therein shall apply, the sole remedy against the Seller for any breach of any of the Warranties, any other breach of this Agreement by the Seller or any event giving rise to liability on the Seller under the Tax Deed, shall be an action for damages. Except in the event of fraudulent misrepresentation, no right of rescission shall be available after Completion to the Buyer by reason of any breach of the Warranties or any other provision of this Agreement or the Tax Deed.

8.	Specific Limitations

8.1	The Seller shall have no liability in respect of any Relevant Claim if and to the extent that such Relevant Claim (or its subject matter):

8.1.1	occurs or arises or is increased as a result of any legislation not in force at the date of this Agreement or any change of law, regulation, directive, requirement or administrative practice (including by the Inland Revenue or any other taxing authority), or any change in the rates of Taxation which in each case is not in force at the date of this Agreement;

8.1.2	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made, after the date of this Agreement in any accounting or taxation policies of any Group Company;

8.1.3	would not have arisen or occurred but for (or is increased as a result of):

(a)	any voluntary act, event, omission, transaction or arrangement after Completion by the Buyer or any Group Company (or on their respective behalves) otherwise than, in the case of any Group Company, in the ordinary course of its business as now carried on; or

(b)	any claim, election, surrender or disclaimer made, or notice or consent given after Completion (other than anything the making, giving or doing of which was taken into account in computing any provision for Taxation in the Accounts or the 2006 Accounts) by any Group Company in connection with the provisions of any enactment or regulation relating to Taxation; or

(c)	any failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, in connection with the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the 2006 Accounts;

8.1.4	arises from an act, event, omission, transaction or arrangement of the Seller or any Group Company prior to Completion occurring at the request or direction of, or with the consent of the Buyer;

8.1.5	is recoverable by the Buyer or any Group Company under the terms of any insurance policy of the Buyer or any Group Company (or would have been so recoverable but for any change in the terms of any such insurance policy after Completion);

8.1.6	is a liability of a Group Company arising because the assets of the relevant Group Company are greater than, or the liabilities are less than, were taken into account in computing the provision for Taxation in the Accounts or in the 2006 Accounts;

8.1.7	is a liability for Taxation which arises in consequence of an Event occurring since the 2006 Accounts Date in the ordinary and usual course of business of the Group;

8.1.8	is a liability for Taxation which arises directly or indirectly as a result of:

(a)	the payment of any unusual or abnormal dividend by any Group Company after Completion;

(b)	the change of the date to which any Group Company makes up its accounts;

(c)	the cessation of any business carried on by any Group Company occurring after Completion.

8.2	The Seller shall have no liability in respect of any Relevant Claim:

8.2.1	to the extent that allowance, provision or reserve has been made in the Accounts, the 2006 Accounts or the Management Accounts in respect of the matter to which such liability relates; or

8.2.2	to the extent of the amount by which any liability (including any provision against liabilities) included in the Accounts, the 2006 Accounts or the Management Accounts is overstated.

8.3	If any specific provision or reserve for Taxation shall at the date of any payment required to be made by the Seller have proved to have been an over-provision or over-reserve, the amount of such over-provision or over-reserve shall be set off against any actual liability of the Seller in respect of any Relevant Claim.

8.4	For the avoidance of doubt, in determining the amount of any Relevant Claim for the purposes of the limits set out in paragraphs 3.1 and 3.2, the amount of such Claim shall be the net amount after giving effect to the provisions of paragraphs 8.1, 8.2 and 8.3.

9.	Recovery

9.1	Where the Buyer or any Group Company is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the person so entitled shall use his best endeavours to recover that sum before making the Relevant Claim (keeping the Seller fully and promptly informed of the conduct of such recovery), and any sum recovered will reduce the amount of the Relevant Claim.

9.2	Without prejudice to the provisions of paragraph 9.1, if the Seller pays to the Buyer an amount in respect of any Relevant Claim, and the Buyer or any Group Company subsequently recovers (whether by payment, credit, discount, relief or otherwise) from a third party (including any Taxation Authority) an amount which is referable to the matter giving rise to such Relevant Claim, then:

9.2.1	if the amount paid by the Seller in respect of such Relevant Claim is more than the Sum Recovered (as such term is defined in paragraph 9.3), the Buyer shall (or, where appropriate, shall procure that the relevant Group Company shall) immediately pay to the Seller the Sum Recovered; and

9.2.2	if the amount paid by the Seller in respect of such Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller so as to leave the Buyer, taking into account the amounts received from the third party and from the Seller and those payable to the Seller under this paragraph, in no better or worse position than it would have been in (subject always to the other provisions of this paragraph 9) had the Relevant Claim not arisen.

9.3	For the purposes of this paragraph, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or similar benefit obtained shall constitute an amount recovered) plus any repayment supplements in respect of the amount recovered from the third party (as defined in section 85 of TA 88) plus any interest in respect of the amount recovered from the third party, less all reasonable costs and expenses incurred by the Buyer or (as the case may be) the relevant Group Company in recovering the amount from the third party and any tax suffered on the receipt.

9.4	This paragraph 9 shall not apply to a Relevant Claim arising from a breach of a Tax Warranty.

10.	Contingent Liabilities

If any Relevant Claim arises by reason of a liability of any Group Company which is a contingent liability when the Relevant Claim is notified to the Seller, the Seller shall not be obliged to make any payment to the Buyer until the contingent liability ceases to be contingent and becomes an actual liability and is due and payable.

11.	Notice of Claims

11.1	Subject as provided below, the Seller shall be afforded every opportunity of resisting in the name of the relevant Group Company any claims against the relevant Group Company which might constitute a breach of any of the Warranties (or otherwise give rise to a Relevant Claim), and the Seller shall (if it so requires) be allowed to have the conduct of any negotiations, proceedings or appeals incidental to it and to use professional advisers nominated by the Seller. Accordingly, if the Buyer becomes aware from time to time of any third party claim or potential claim, matter or event (a “Third Party Claim”) the Buyer shall, and shall procure that each relevant Group Company shall:

11.1.1	within 14 days of becoming so aware give notice of, and consult with the Seller in respect of, the Third Party Claim;

11.1.2	subject to paragraphs 11.1.2(a) and 11.1.2(b) below, if so requested by the Seller, and subject to the Buyer or relevant Group Company (as appropriate) being indemnified by the Seller against all reasonable costs and expenses incurred in doing so, take all reasonable steps or proceedings as the Seller may consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Third Party Claim and any adjudication in respect of it or enforce against any person (other than the Seller) the rights of the relevant Group Company and the Buyer in relation to the matter that is the subject of the Third Party Claim, provided that to the extent that:

(a)	the Buyer can show that it would be a necessary consequence of such action that the goodwill in the “Gamestation” brand would be materially damaged in which event the Buyer shall be entitled to take such action in respect of such Third Party Claim as it shall reasonably deem necessary to prevent such damage but shall consult with the Seller before taking such action; and

(b)	if any action taken under this clause 11.1.2 imposes or creates new or additional obligations or liabilities of the Buyer or extends the liability of a Group Company under such claim, the Seller shall indemnify the Buyer to such extent.

11.1.3	at all reasonable times allow the Seller and its agents access to and to inspect and take copies of all necessary books, correspondence and records of the relevant Group Company provided that in no circumstances shall the Buyer or any Group Company be required to make available any documents or records which are legally privileged;

11.1.4	require the personnel of the relevant Group Company to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide similar assistance to enable the Seller to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Relevant Claim;

11.1.5	except with the Seller’s prior written consent, not admit liability in respect of, or compromise or settle, the Third Party Claim.

11.2	Without prejudice to paragraphs 4, 11.1 and 12, if the Buyer considers that it will make a Relevant Claim against the Seller, it shall promptly so notify the Seller in writing, giving reasonable particulars of the Relevant Claim and for a period of 45 days after such notification shall afford the Seller the opportunity to take steps to remedy the matter giving rise to the Relevant Claim.

11.3	This paragraph 11 shall not apply in the case of any claim which is a Tax Claim (as that term is defined in the Tax Deed).

12.	Mitigation

12.1	In assessing any damages or other amounts recoverable under this Agreement, there shall be taken into account any benefit accruing to the Buyer or the relevant Group Company in consequence of the event or breach giving rise to the claim in question.

12.2	Nothing in this Schedule shall in any way restrict or limit the general obligation of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or in consequence of any matter giving rise to a claim against the Seller under this Agreement or the Tax Deed.

Schedule 8

Relevant Employees of Concession Stores

Employee No	Job Title
4116	Sales Assistant
4236	Sales Assistant
5095	Sales Assistant
6007	Sales Assistant
6809	Store Manager
2130	Store Manager
2400	Sales Assistant
2457	Assistant Manager
3019	Sales Assistant
4524	Sales Assistant
4842	Sales Assistant
4963	Sales Assistant
2151	Store Manager
3552	Sales Assistant
4518	Assistant Manager
4521	Sales Assistant
4744	Sales Assistant
6636	Sales Assistant
6776	Sales Assistant
6777	Sales Assistant
3023	Assistant Manager
3632	Store Manager
3682	Sales Assistant
4899	Sales Assistant
5011	Sales Assistant
5312	Sales Assistant
6424	Sales Assistant
6425	Sales Assistant
6496	Sales Assistant
6709	Sales Assistant
1093	Assistant Manager
2026	Sales Assistant
2266	Sales Assistant
3263	Sales Assistant
4538	Sales Assistant
5961	Sales Assistant
5966	Sales Assistant
3957	Assistant Manager
3999	Store Manager
4077	Sales Assistant
4763	Senior Sales Assistant
6609	Sales Assistant
2024	Senior Sales Assistant
2471	Assistant Manager
2580	Store Manager

Employee No	Job Title
3841	Sales Assistant
5345	Sales Assistant
6276	Sales Assistant
5046	Acting Assistant Manager
5133	Sales Assistant
5176	Senior Sales Assistant
5274	Sales Assistant
6393	Sales Assistant
6752	Sales Assistant
6827	Sales Assistant
922	Senior Sales Assistant
1022	Store Manager
3966	Sales Assistant
5125	Assistant Manager
5444	Sales Assistant
6558	Sales Assistant
3523	Assistant Manager
3991	Senior Sales Assistant
4708	Sales Assistant
5266	Sales Assistant
5986	Sales Assistant
2000	Sales Assistant
2282	Sales Assistant
2816	Sales Assistant
3788	Sales Assistant
4970	Store Manager
5121	Assistant Manager
6812	Sales Assistant
6823	Sales Assistant
6824	Sales Assistant
1050	Acting Assistant Manager
3883	Acting Store Manager
5131	Sales Assistant
5406	Sales Assistant
5799	Sales Assistant
6710	Sales Assistant
1138	Store Manager
1255	Senior Sales Assistant
2253	Sales Assistant
2353	Sales Assistant
5067	Sales Assistant
6673	Sales Assistant
1924	Assistant Manager
2494	Sales Assistant
3844	Sales Assistant
4208	Sales Assistant
5382	Sales Assistant
6675	Sales Assistant

Employee No	Job Title
3812	Sales Assistant
3899	Sales Assistant
5052	Sales Assistant
5265	Assistant Manager
5938	Sales Assistant
5944	Sales Assistant
1358	Assistant Manager
1567	Store Manager
4247	Sales Assistant
4795	Sales Assistant
4799	Sales Assistant
5337	Sales Assistant
5456	Sales Assistant
1149	Store Manager
1064	Senior Sales Assistant
1795	Sales Assistant
2251	Sales Assistant
2290	Sales Assistant
4190	Senior Sales Assistant
4536	Assistant Manager
5086	Sales Assistant
5189	Sales Assistant
5344	Sales Assistant
6665	Sales Assistant
6849	Sales Assistant
193	Store Manager
2661	Sales Assistant
4290	Sales Assistant
5899	Sales Assistant
5900	Sales Assistant
6074	Assistant Manager
6112	Sales Assistant
6282	Sales Assistant
1500	Sales Assistant
2575	Sales Assistant
3658	Sales Assistant
4607	Assistant Manager
5036	Sales Assistant
5171	Sales Assistant
5255	Sales Assistant
6749	Sales Assistant
3862	Assistant Manager
4045	Sales Assistant
5004	Sales Assistant
5246	Sales Assistant
5645	Sales Assistant
4228	Sales Assistant
4863	Senior Sales Assistant

Employee No	Job Title
5062	Assistant Manager
5870	Sales Assistant
6471	Sales Assistant
1142	Store Manager
2630	Senior Sales Assistant
4156	Assistant Manager
4304	Sales Assistant
5753	Sales Assistant
5754	Sales Assistant
5755	Sales Assistant
1122	Sales Assistant
2394	Store Manager
2647	Acting Assistant Manager
4144	Sales Assistant
5488	Sales Assistant
5556	Sales Assistant
5557	Sales Assistant
5761	Sales Assistant
6588	Sales Assistant
1855	Senior Sales Assistant
1889	Assistant Manager
1904	Store Manager
3259	Sales Assistant
3281	Sales Assistant
3985	Sales Assistant
4545	Sales Assistant
5621	Sales Assistant
1344	Sales Assistant
1346	Sales Assistant
1951	Assistant Manager
2086	Sales Assistant
5049	Sales Assistant
5748	Sales Assistant
6631	Store Manager
6800	Sales Assistant
1563	Assistant Manager
1680	Store Manager
2716	Senior Sales Assistant
4088	Sales Assistant
4182	Sales Assistant
4222	Sales Assistant
5260	Sales Assistant
5489	Sales Assistant
5683	Sales Assistant
1859	Assistant Manager
2751	Sales Assistant
4204	Store Manager
4951	Sales Assistant

Employee No	Job Title
4968	Senior Sales Assistant
6555	Sales Assistant
6679	Sales Assistant
1788	Sales Assistant
3036	Assistant Manager
3432	Store Manager
4007	Sales Assistant
5351	Sales Assistant
5462	Senior Sales Assistant
5465	Sales Assistant
5686	Sales Assistant
6414	Sales Assistant
6457	Sales Assistant
243	Store Manager
244	Assistant Manager
1288	Senior Sales Assistant
3983	Sales Assistant
4768	Sales Assistant
5129	Sales Assistant
5541	Sales Assistant
5638	Sales Assistant
473	Store Manager
2436	Assistant Manager
3736	Sales Assistant
4154	Sales Assistant
5135	Sales Assistant
5256	Sales Assistant
5836	Sales Assistant
416	Store Manager
2317	Sales Assistant
2318	Assistant Manager
2515	Sales Assistant
2883	Sales Assistant
4482	Sales Assistant
6794	Sales Assistant
3889	Assistant Manager
4872	Sales Assistant
5375	Sales Assistant
5443	Sales Assistant
6305	Sales Assistant
6717	Sales Assistant
6718	Sales Assistant
2090	Assistant Manager
2930	Sales Assistant
3941	Sales Assistant
5168	Sales Assistant

Schedule 9

Additional Stores Cost

	Name	No.	Capex (£K’s)
1.	Dartford	276	£97,190
2.	Peterlee	272	£38,948
3.	Rhyl	280	£68,878
4.	Middleton	278	£25,060
5.	Washington	279	£25,521
6.	Bridgend	281	£15,115
7.	Walthamstow	275	£7,487
8.	Northfield	283	£3,721
9.	Northwich	286	£720
10.	Eastbourne	287	£0
11.	Ilford	289	£720
12.	Greenock	284	£720
13.	Clydebank	285	£720
14.	Falkirk	273	£720
15.	Canterbury	N/A	£720
16.	Ramsgate	277	£1,350
17.	Barry	292	£0

Total			£287,590

Schedule 10

Guarantees and Authorised Guarantee Agreements

•	Authorised Guarantee Agreement between Krikor Didonian, Games Station Ltd and Hutchinson 3G UK Ltd, dated 24/11/06 (in respect of 290 Chiswick High Road, London W4)

•	Licence to Assign, Change Use and Authorised Guarantee Agreement between Valeberry Ltd, Games Station Ltd and Lush Retail Ltd, dated 25/09/06 ( in respect of 112 Peascod Street, Windsor)

Schedule 11

List of documents in the agreed form

1.	Tax Deed (Schedule 4 paragraphs 1(e) and 2(a) (Completion Obligations))

2.	Evidence of payment of debts and accounts (Schedule 4 paragraph 1(f) (Completion Obligations))

3.	Directors’ resignations (Schedule 4 paragraph 1(g) (Completion Obligations))

4.	Auditors’ resignation (Schedule 4 paragraph 1(h) (Completion Obligations))

5.	IP Assignment (Schedule 4 paragraph 1(j) (Completion Obligations))

6.	IP Licence (Schedule 4 paragraph 1(k) (Completion Obligations))

SIGNED by Eamonn Feeney	)
for and on behalf of	)	/s/ Eamonn Feeney
BLOCKBUSTER UK LIMITED	)

SIGNED by David Thomas	)
for and on behalf of	)	/s/ David Thomas
THE GAME GROUP PLC	)